SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ronald E. Logue

Chairman and Chief Executive Officer

March [•], 2009

Dear Shareholder:

We cordially invite you to attend the 2009 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 20, 2009, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

As with last year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the annual meeting. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: Shareholders should be aware of the security measures at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification acceptable to our security personnel, such as a driver’s license or passport. If you own your shares through a bank or brokerage account, or through some other nominee, you should also bring proof of beneficial ownership (for details, see “Meeting Admission” in the attached Notice of State Street Corporation 2009 Annual Meeting of Shareholders). Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2009 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, May 20, 2009

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 13 directors;

2.      To approve amendments to State Street’s articles of organization and by-laws changing the shareholder quorum and voting requirements, including the adoption of a majority vote standard for uncontested elections of directors;

3.      To approve the amended and restated 2006 equity incentive plan to, among other things, increase by 17 million the number of shares of our common stock that may be delivered in satisfaction of awards under the plan;

4. To approve a non-binding advisory proposal on executive compensation;

5. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2009;

6. To vote on a shareholder proposal; and

7. To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on March 13, 2009, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name”, meaning held in a brokerage account or by a bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker or nominee. For street name holders, in addition to a picture identification, you should also bring with you a letter or account statement showing that you were a beneficial owner of our shares on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

March [•], 2009

i

ii

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because State Street’s Board of Directors is soliciting your vote at the 2009 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

As permitted by rules adopted by the SEC, we are making this proxy statement and our annual report, including consolidated financial statements for the year ended December 31, 2008, available to our shareholders electronically via the Internet. On March [•], 2009, we mailed to our U.S. shareholders as of the record date for the annual meeting, March 13, 2009, a notice containing instructions on how to access this proxy statement and our annual report online and to vote. Also on March [•], 2009, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Can I access State Street’s proxy materials and annual report electronically?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2009. The proxy statement and annual report are available at www.proxyvote.com.

To view this material, you must have available the 12-digit control number located on the notice mailed on March [•], 2009 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

How do I request a printed copy of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 20 (Purchase Street/South Station) and follow the signs for South Station. Follow exit ramp and cross Summer Street. Turn right onto Lincoln Street. Take first left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Bear left at the ramp to South Station/Chinatown. You will see State Street Financial Center directly ahead. You will be on Lincoln Street. Follow Lincoln Street thru the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the West:

Take Mass Turnpike (I-90) to exit 24A (South Station). Turn left on Kneeland Street towards Chinatown. Turn right onto Lincoln Street at the light. Follow Lincoln Street thru the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the record date for the meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 13, 2009.

How many votes can be cast by all shareholders?

As of the record date, [•] shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter. Also as of the record date, we had outstanding 20,000 shares of our series B fixed rate cumulative perpetual preferred stock. However, shares of our series B preferred stock are not entitled to be voted on the matters to be presented to our shareholders at the meeting.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote electronically by following the instructions included with your proxy card or the notice we mailed to you on March [•], 2009. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from management in the return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote electronically but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you received from your broker or other nominee with this proxy statement. As indicated on the form or other documentation provided by your broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. To do so, follow the instructions on the form you received from your broker, bank or other nominee.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	FOR election as directors the 13 nominees named herein (page 7)

■	FOR the approval of the amendments to our articles of organization and by-laws (page 11)

■	FOR the approval of the amended and restated 2006 equity incentive plan (page 13)

■	FOR the approval of the non-binding advisory proposal on executive compensation (page 19)

■	FOR ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2009 (page 20)

■	AGAINST the shareholder proposal (page 20)

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $18,500, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

As stated above, on March [•], 2009, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside of the United States. Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s future proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

Can I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank, broker or other nominee for instructions about changing your vote.

What vote is required to approve each item?

The 13 nominees for election as directors who receive a plurality of common shares voted for election of directors shall be elected directors (Item 1). Under our Corporate Governance Guidelines, in an uncontested election of directors, any director/nominee who receives a “withhold” vote from a majority of the common shares outstanding and entitled to vote in such election will be required to submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation shall be deemed effective unless and until it is accepted by action of the Board.

The approval of amendments to our articles of organization and by-laws to require majority voting in uncontested elections of directors and to make other changes must be approved by the holders of two-thirds of all the common shares entitled to vote on the proposal. (Item 2).

The affirmative vote of a majority of all common shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the amended and restated 2006 equity incentive plan (Item 3), to approve the non-binding advisory proposal on executive compensation (Item 4), to ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for 2009 (Item 5) and to approve the shareholder proposal (Item 6). In addition, in order for the amended and restated 2006 equity incentive plan (Item 3) to be approved, the New York Stock Exchange listing standards require that a majority of the common shares issued, outstanding and entitled to vote at the meeting must actually vote on the proposal (with abstentions counting as votes and broker non-votes not counting as votes).

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the annual meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director but, except as described in the answer to the preceding question, a “withheld” vote on a director will not affect the outcome. Shares properly voted to “abstain” on Items 2 through 6 are both entitled to vote and are considered as shares that are present for the purpose of determining a quorum and thus will have the effect of having been voted “against” approval of Items 2 through 6.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and FINRA rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Under these rules, a broker may vote in its discretion on Items 1, 4 and 5 in the absence of instructions from you, but may not vote in its discretion on Items 2, 3 and 6. So, without voting instructions, a broker non-vote will occur on Items 2, 3 and 6. Shares that are subject to a broker non-vote are counted for determining the quorum. However, shares that are subject to a broker non-vote are not considered as shares that are present and entitled to vote, and thus will not be counted for purposes of determining the outcome of Items 2 through 6.

Could other matters be decided at the meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 6. Should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. Under our by-laws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Secretary, and such business must be within the purposes specified in our notice of meeting. To be timely, a shareholder’s notice shall be delivered to the Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

If you participate in the State Street Salary Savings Program and have invested part or all of your account in the Employee Stock Ownership Plan fund as of the record date, you may direct the trustee how to vote your allocated share of State Street Corporation common stock held in your Salary Savings Program account. You may give the trustee direction through the Internet, by telephone, or by U.S. mail. If you do not provide timely instructions to the trustee, the trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of State Street, unless the trustee determines that doing so would result in a breach of the trustee’s fiduciary duty.

Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern time on May 18, 2009 for your direction to be followed. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You must direct the trustee in advance of the meeting so that the trustee, the registered owner of all of the shares held in the Salary Savings Program, can vote in a timely way. You may change your direction to the trustee by submitting a new direction.

The last direction the trustee receives by 11:59 p.m. Eastern time on May 18, 2009, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to Salary Savings Program participants with investments in the Employee Stock Ownership Plan fund who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials via the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. All other participants will receive their materials in the U.S. mail. If you prefer, you may request that paper copies be sent to you, which will permit you to send in your direction by U.S. mail if you prefer that method.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 5, 2009, there were 433,633,263 shares of State Street common stock outstanding.

Beneficial Owners

The table below sets forth the number of shares of common stock of State Street beneficially owned (as determined under the rules of the SEC) as of the close of business on March 5, 2009 by each person or entity known to State Street to beneficially own more than 5% of the outstanding common stock. The beneficial ownership by State Street Bank and Trust Company described below comprises shares over which the Bank has voting or investment power as a result of our investment management business and shares held by the Bank as trustee of the State Street Salary Savings Program.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Street Bank and Trust Company (1) One Lincoln Street Boston, MA 02111	21,924,860	5.1%

(1)	State Street Bank and Trust Company had aggregate beneficial ownership of 21,924,860 shares, 16,814,010 of which as a result of our investment management business and 5,110,850 of which as trustee of the State Street Salary Savings Program. Of the aggregate 21,924,860 shares, the Bank had sole voting power with respect to 16,814,010 shares, shared voting power with respect to 5,110,850 shares and shared dispositive power with respect to 21,924,860 shares.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned (as determined under the rules of the SEC) as of the close of business on March 5, 2009, by each director, the Chairman and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers in office for 2008, and the group consisting of current directors and executive officers, based on information furnished by representatives of each person. Neither the persons listed below individually, nor the current executive officers and directors as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership (1)(2)
Joseph C. Antonellis	271,188	(3)
Kennett F. Burnes	19,231
Peter Coym	3,702
Nader F. Darehshori	23,023
Patrick de Saint-Aignan	0	(4)
Amelia C. Fawcett	6,120
David P. Gruber	25,193
Linda A. Hill	22,988
Joseph L. Hooley	532,307	(3)(5)
Robert S. Kaplan ………………………………………	0	(4)
Charles R. LaMantia	22,386	(6)
Ronald E. Logue	1,456,571	(3)
James S. Phalen	275,133	(3)
Edward J. Resch	326,595	(3)
Richard P. Sergel	25,537
Ronald L. Skates	23,227
Gregory L. Summe	24,181
Robert E. Weissman	60,735
All current directors and executive officers, as a group (25 persons)	3,389,509	(3)

(1)

Information in this table includes the following: shares of common stock issuable upon the exercise of stock options that either are currently exercisable or will become exercisable within 60 days of March 5, 2009 and shares of common stock which have not been issued but which are subject to stock appreciation rights that are or will become exercisable within 60 days of March 5, 2009.

(2)	As part of our director compensation, non-employee directors receive an annual retainer(s), payable at their election in shares of our common stock or in cash, and a deferred stock award. In accordance with SEC rules, information in this table includes shares as to which certain directors elected to defer payment until termination of their service as a director, and does not include shares as to which certain other directors elected to defer payment in installments over a two- to ten-year period. See “Director Compensation Arrangements” beginning on page 55 for a description of shares issued to non-employee directors and the election alternatives to defer payment of such shares. Shares subject to deferral are denominated in stock units, each representing a share of State Street common stock and maintained in an account for each director who elects to participate in the State Street Deferred Compensation Plan for Directors. The following table shows the shares beneficially owned by directors, as determined by applicable SEC rules, and the shares payable in installments to directors as of the close of business on March 5, 2009:

Director Name	Shares beneficially owned under SEC rules	Shares payable in installments	Total
Kennett F. Burnes	19,231	—	19,231
Peter Coym	3,702	—	3,702
Nader F. Darehshori	23,023	—	23,023
Patrick de Saint-Aignan	0	—	0
Amelia C. Fawcett	6,120	—	6,120
David P. Gruber	25,193	6,907	32,100
Linda A. Hill	22,988	—	22,988
Robert S. Kaplan	0	—	0
Charles R. LaMantia	22,386	7,325	29,711
Richard P. Sergel	25,537	—	25,537
Ronald L. Skates	23,227	—	23,227
Gregory L. Summe	24,181	—	24,181
Robert E. Weissman	60,735	—	60,735

(3)	Includes shares that the executive officer has the right to acquire either through the exercise of stock options or the exercise of stock appreciation rights, as follows: Mr. Antonellis, 151,582; Mr. Hooley 432,000; Mr. Logue, 1,190,100; Mr. Phalen, 122,900; Mr. Resch, 240,500; and the group, 2,228,234.

(4)	Patrick de Saint-Aignan and Robert S. Kaplan were elected to the Board of Directors on March 13, 2009.

(5)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(6)	Includes 22,386 shares as to which Dr. LaMantia has shared voting power and investment power.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director

Each director elected at the 2009 annual meeting serves until the next annual meeting of shareholders or as otherwise provided in the by-laws. The State Street Board of Directors currently consists of 14 members. Of the 14 directors currently in office, 13 are non-management directors and one is an executive officer of State Street. Each of the non-management directors is an independent director, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange listing standards. The Board determines the number of directors.

Pursuant to the by-laws, on March 12, 2009, the Board of Directors fixed the number of directors at 14, and effective as of March 13, 2009 elected Patrick de Saint-Aignan and Robert S. Kaplan to fill the two vacancies that had been created. Effective on the day of the 2009 annual meeting, the number of directors constituting the Board will be set at 13. Thirteen directors are to be elected at the meeting. Each of the nominees for election as a director is currently a director.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 13 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director, including his or her period of service as a director of State Street, principal occupation and other biographical material, is described below.

KENNETT F. BURNES	Director since 2003
Retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He was Chairman from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes, now age 66, was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a member of the Board of Directors of Watts Water Technologies, Inc., a supplier of products for use in the water quality, water safety, water flow control and water conservation markets. He also is a member of the Dana Farber Cancer Institute’s Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Director since 2006

Retired head of Lehman Brothers, Inc. in Germany and a former member of Lehman Brothers Bankhaus Management Board and its European Management Group. He retired from Lehman Brothers in 2005. Prior to joining Lehman Brothers in 1993, Dr. Coym, now age 67, a German national, was Managing Director and Office Manager of Salomon Brothers AG and Managing Director of Salomon Brothers, Inc. Prior to joining Salomon Brothers in 1986, he was a director of Commerzbank. Dr. Coym is Deputy Chairman of the Supervisory Board of Magix AG, an international provider of software, online services and digital content in multimedia communication. He received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

PATRICK DE SAINT-AIGNAN	Director since 2009
Retired Managing Director, and most recently, Advisory Director at Morgan Stanley. Mr. de Saint-Aignan held multiple positions at Morgan Stanley from 1974 to 2007. He held responsibilities in corporate finance, capital markets and firm management and headed successively Morgan Stanley’s global fixed income derivatives business, its debt capital markets activities, its office in Paris and the firm-wide risk management function. Mr. de Saint-Aignan, now age 60, also previously served, from 2005-2007, as Censeur on the Supervisory Board of IXIS Corporate and Investment Bank and, from 2006-2008, as a member of the board of directors of Bank of China Limited. He is a director of Allied World Assurance Company, a specialty insurance and reinsurance company. A dual citizen of the United States and France, Mr. de Saint-Aignan received his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

AMELIA C. FAWCETT	Director since 2006
Chairman, Pensions First LLP, a financial services company, since 2007, and former Vice Chairman and Chief Operating Officer of Morgan Stanley International Limited. Ms. Fawcett, now age 52, a dual American and British citizen, joined Morgan Stanley International in London in 1987, was appointed Vice President in 1990, Executive Director in 1992, Managing Director and the Chief Administrative Officer for the firm’s European operations in 1996, Vice Chairman and Chief Operating Officer in 2002, and Senior Advisor in 2006. Prior to joining Morgan Stanley International, Ms. Fawcett was an attorney (in New York and Paris, France) at the New York-based law firm of Sullivan & Cromwell. Ms. Fawcett is a Non-Executive Director of Guardian Media Group plc, a member of the Court of the Bank of England and Chairman of its Audit Committee, Deputy Chairman of the National Portrait Gallery, Chairman of the London International Festival of Theatre, and a director of the Board of Business in the Community. Ms. Fawcett received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond).

DAVID P. GRUBER	Director since 1997
Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, now age 67, joined Wyman-Gordon in 1991 and retired in 1999. He is a Distinguished Life Member of the Materials Information Society (ASM), Chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee, and a member of the boards of directors of Stone Panels, Inc., Nanoscale Components, Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000
Wallace Brett Donham Professor of Business Administration at Harvard University since 1997. Dr. Hill, now age 52, is unit head, Organizational Behavior Unit, and faculty chair, Leadership Initiative. She is a member of the board of directors of Cooper Industries, the boards of trustees of Bryn Mawr College, the Children’s Museum, Boston, The Bridgespan Group and The Nelson Mandela Children’s Fund USA, and the board of overseers of the Beth Israel Deaconess Medical Center. Since 2007, Dr. Hill has been a Diamond Cluster Fellow with Diamond Management & Technology Consultants, Inc., a management and technology consulting firm. She received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago.

ROBERT S. KAPLAN	Director since 2009

A Professor of Management Practice at Harvard Business School, Mr. Kaplan also is a Senior Director of The Goldman Sachs Group, Inc. and a Senior Advisor to Berkshire Partners LLC. Prior to joining Harvard Business School in 2005, Mr. Kaplan, now age 50, served as Vice Chairman of Goldman Sachs, with oversight responsibility for the Investment Banking and Investment Management Divisions, and as a member of the firm’s Management Committee. During his career at Goldman Sachs, Mr. Kaplan also served in various other capacities, including Global Co-Head of the Investment Banking Division, Head of the Corporate Finance Department and Head of Asia-Pacific Investment Banking. Mr. Kaplan is Co-Chairman of the Board of Project A.L.S. and Co-Chairman of the Board of the Teak Fellowship and also is a member of the Boards of the Harvard Medical School, Harvard Management Company and the Ford Foundation. He serves on the board of directors of Bed, Bath and Beyond, Inc., a retailer. Mr. Kaplan received his B.S. from the University of Kansas, and an M.B.A. from Harvard University.

CHARLES R. LAMANTIA	Director since 1993
Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc., management and technology consultants. He served as President and Chief Executive Officer of Arthur D. Little, Inc. from 1986 to 1999. He joined Arthur D. Little in 1967 and from 1981 to 1986 was President of Koch Process Systems, a subsidiary of Koch Industries, Inc. Dr. LaMantia, now age 69, is a member of the board of directors of NeuroMetrix, Inc. Dr. LaMantia received B.A., B.S., M.S., and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He served on active duty as an officer in the United States Navy.

RONALD E. LOGUE	Director since 2000
Chairman and Chief Executive Officer of State Street since June 30, 2004. Mr. Logue, now age 63, joined State Street in 1990 as Senior Vice President and head of investment servicing for U.S. mutual funds. He was elected Vice Chairman in 1999, Chief Operating Officer in 2000 and President in 2001. As President and Chief Operating Officer, he was responsible for overseeing State Street’s investment servicing, securities finance and investment research and trading activities, as well as information technology. Mr. Logue is a director of the Metropolitan Boston Housing Partnership, the Institute of Contemporary Art and the United Way of Massachusetts Bay, and a member of the board of overseers of the Museum of Fine Arts, Boston. He received his B.S. and M.B.A. degrees from Boston College.

RICHARD P. SERGEL	Director since 1999
President and Chief Executive Officer of the North American Electric Reliability Corporation, a self-regulatory organization for the bulk electricity system in North America. Mr. Sergel, now age 59, joined NERC in 2005. From 2000 to 2004, he was President and Chief Executive Officer of National Grid USA, an electric and gas utility. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force.

RONALD L. SKATES	Director since 2002
Private investor. Mr. Skates, now age 67, joined Data General Corporation, a computer and storage manufacturing company, in 1986 as Senior Vice President of finance and administration. He also served as Chief Financial Officer for a portion of 1987. He was elected a director, Executive Vice President and Chief Operating Officer in 1988. He was elected President and Chief Executive Officer in 1989. He remained in those posts until EMC acquired the company in 1999, when he retired. Mr. Skates began his career at Price Waterhouse as a certified public accountant and was an audit partner for 10 years. He is a director of Courier Corporation, Gilbane, Inc. (privately held) and Raytheon Company. Mr. Skates is a Trustee emeritus of The Massachusetts General Hospital and a trustee of the Massachusetts General Physicians Organization. Mr. Skates holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Director since 2001
Executive Chairman of PerkinElmer, Inc., a leading global health science company, and senior advisor, Goldman Sachs Capital Partners. Prior to becoming Executive Chairman of PerkinElmer in 2008, Mr. Summe served as President from 1998 to 2007 and as Chief Executive Officer from 1999 to 2008. He began serving as a senior advisor to Goldman Sachs Capital Partners in 2008. Prior to PerkinElmer, Mr. Summe, now age 52, was with AlliedSignal, now Honeywell International, serving successively as the President of General Aviation Avionics, Aerospace Engines, and the Automotive Products Group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. He also serves as a director of Automatic Data Processing (ADP), Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School of the University of Pennsylvania.

ROBERT E. WEISSMAN	Director since 1989
Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe, since 2001. Mr. Weissman, now age 68, was Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000 and prior to that was Chairman and Chief Executive Officer of Cognizant Corporation. He is a director of Pitney Bowes, Inc., Cognizant Technology Solutions Corporation and Information Services Group, Inc. He is Vice Chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

Nader F. Darehshori is retiring as a director at the annual meeting. Mr. Darehshori, age 72, is the Chairman, President, Chief Executive Officer and co-founder of Aptius Education, Inc., an educational publishing company.

ITEM 2 – APPROVAL OF AMENDMENTS TO OUR ARTICLES OF ORGANIZATION AND BY-LAWS

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Board of Directors recommends that shareholders approve the Board’s proposal to amend our articles of organization and by-laws to adopt a majority vote standard for uncontested elections of directors and to make the other changes described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the amendments to our articles of organization and by-laws.

Current Vote Standard for Electing Directors

Our company is a Massachusetts corporation. Massachusetts law provides that, unless otherwise specified in a company’s articles of organization or by-laws, directors are elected by a plurality of the votes cast. Our by-laws currently include this plurality standard for election of directors by shareholders, which means that a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withheld votes.

To supplement this plurality standard, in October 2005, the Board amended our corporate governance guidelines to provide that any director/nominee who receives a “withhold” vote from a majority of the shares outstanding and entitled to vote in an uncontested election of directors will be required to submit to the Board a letter of resignation, for consideration by the Nominating and Corporate Governance Committee. After consideration, that Committee would make a recommendation to the Board on action to be taken regarding the resignation. The Board would vote to take such action as it deems in its discretion appropriate with respect to the resignation, taking into account the best interests of State Street and its shareholders.

Proposed Amendments to Vote Standard for Electing Directors

Shareholders of many public companies, including our company, have urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. The Board has continued to monitor developments in corporate governance as the practices surrounding the majority vote standard have evolved. As the investor community has focused on this issue, the Board has continued to evaluate the merits, risks and uncertainties relating to a majority vote standard. The Board believes it is now in the best interests of State Street and its shareholders to amend our articles of organization and by-laws to require that a candidate in an uncontested election for director will be elected as a director only if the votes cast for his or her election exceed the votes cast against his or her election. In contested elections, the vote standard would continue to be a plurality of votes cast.

The proposed amendments to our articles of organization and by-laws to implement a majority vote standard in uncontested elections are set forth in Appendix A to this proxy statement. The amendment to our articles of organization is an enabling provision, which permits the amendment to our by-laws that implements the majority vote standard in director elections other than contested elections.

Under the proposed amendments, in an uncontested election of directors, a new nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election will not be elected to the Board. Similarly, under the proposed amendments, in an uncontested election, an incumbent director who does not receive more votes cast “for” his or her election than votes cast “against” his or her election will also not be elected to the Board. However, under Massachusetts law, such an incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. If this proposal is adopted, our Board plans to amend our corporate governance guidelines to require a “hold over” director to promptly offer to tender his or her resignation.

An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting.

Other Changes

Effective July 1, 2004, Massachusetts adopted a new Massachusetts Business Corporation Act, known as the MBCA, to replace the prior Massachusetts Business Corporation Law. The Board amended and restated our by-laws to conform them to the provisions of the MBCA. However, the amendment and restatement did not revise the shareholder quorum and voting requirements contained in our by-laws to conform them to the MBCA because, under the MBCA, only shareholders are authorized to amend by-law provisions relating to shareholder quorum and voting requirements.

In light of the fact that the section of our by-laws containing the shareholder quorum and voting requirements is proposed to be amended to implement the majority vote standard for uncontested elections of directors, the Board is also now proposing to amend the shareholder quorum and voting requirements to conform to the provisions of the MBCA. Specifically, if this proposal is approved at the annual meeting: (1) the quorum provisions would be updated to reflect the concept of a “voting group” that was introduced by the MBCA; and (2) the vote required for matters other than the election of directors to pass would be changed from the current standard (which requires the affirmative vote of a majority of the shares of stock present and represented and entitled to vote in order for a matter to pass) to the new statutory standard (which requires that the votes cast within a voting group favoring an action exceed the votes cast opposing the action in order for a matter to pass). As a result of the change in vote standards, abstentions would no longer be included in the denominator in determining whether matters (other than the election of directors) have passed.

Effectiveness of Amendments

If approved, the amendment of our articles of organization will become effective upon the filing of articles of amendment of our articles of organization with the Secretary of State of The Commonwealth of Massachusetts. We would make that filing promptly after approval of this proposal at the 2009 annual meeting. The amendment of our by-laws would be effective immediately after filing of the articles of amendment. The amendments would not be effective with respect to any matters being voted on at the 2009 annual meeting.

If the proposed amendments to our articles of organization and by-laws are approved, conforming changes to our corporate governance guidelines approved by our Board will also become effective. Our guidelines, as revised, would provide that an incumbent director who does not receive more votes “for” than “against” his or her election in an uncontested election will promptly offer to tender his or her resignation. The Board would then need to decide whether to accept or reject the resignation in a process similar to the one the Board currently uses pursuant to the existing majority voting policy.

If this proposal is not approved, the proposed amendments to our articles of organization and by-laws will not be made, and all existing provisions, including the existing plurality vote standard for all elections of directors, will remain in effect.

ITEM 3 – APPROVAL OF AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

The Board of Directors recommends that shareholders approve the Board’s proposal to amend and restate our 2006 equity incentive plan to increase by 17 million the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the plan and to make the other updates described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the amended and restated 2006 equity incentive plan.

In February 2009, the Board approved, subject to shareholder approval, the amended and restated 2006 equity incentive plan. The purpose of the plan is to advance the interests of the company by providing for the grant to plan participants of stock-based awards. We are asking our shareholders to approve the amended and restated plan to increase the maximum number of shares available under the plan and to make other updating amendments. The plan was first approved by shareholders in 2006, with 20 million shares, plus up to 8 million shares derived from other prior stock plans, available for delivery in satisfaction of awards under the plan. As of December 31, 2008, we had delivered 1,366,778 shares, with an additional 9,811,557 shares subject to outstanding awards or related restrictions under the plan.

Summary of Proposed Amendments

The material changes implemented by the amendment and restatement of the 2006 equity incentive plan are as follows:

■	an increase by 17 million of the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the plan;

■	to extend from April 16, 2016 to May 19, 2019 the date after which no new awards may be granted under the plan;

■

to extend from the date of our annual meeting of shareholders in 2011 to the date of our annual meeting in 2014 the date after which performance awards under the plan may no longer be granted without our shareholders reapproving, in accordance with the requirements of Section 162(m) of the Internal Revenue Code, the performance measures listed in the plan as criteria for the grant of performance awards, unless the grant is made contingent upon such approval; and

■	to amend and restate the criteria for the issuance of performance awards under the plan to include criteria based upon capital and capital ratios.

Description of the 2006 Equity Incentive Plan, as Proposed to be Amended and Restated

The following is a summary of the material features of the amended and restated 2006 equity incentive plan, which summary is qualified in its entirety by reference to the entire plan. The summary includes the amendments identified above under “Summary of Proposed Amendments”. A copy of the entire plan is attached as Appendix B to this proxy statement.

The purpose of the plan is to advance State Street’s interests by providing for the grant to participants of awards based on State Street’s common stock, all as more fully described below. The amendment and restatement of the plan will become effective on the date of its approval by the shareholders. The plan will terminate on May 19, 2019, except that awards made prior to termination may continue in accordance with their terms.

Administration. A committee of the Board, currently the Executive Compensation Committee, will administer the plan. The term “administrator” is used in this proxy statement to refer to the person (the Executive Compensation Committee or other committee, and their delegates) charged with administering the plan. The administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, stock appreciation rights, or SARs, restricted or unrestricted stock, stock units or performance awards or other awards that are convertible into or otherwise based on State Street’s common stock. The administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the administrator made under the plan are conclusive and bind all parties.

Limits on Shares Deliverable under the Plan; Limits on Awards. The maximum number of shares of common stock that may be delivered in satisfaction of awards made under the plan is 37 million plus the number (not to exceed 8 million) of shares subject to awards outstanding under State Street’s 1997 equity incentive plan that are either forfeited (in the case of restricted stock) or never delivered (for example, because an option expires unexercised) on or after April 19, 2006 (the date the 2006 equity incentive plan was approved by our shareholders and became effective). Shares withheld to pay the exercise price or to satisfy tax withholding requirements, restricted stock that is forfeited, and shares subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of the shares do not reduce the maximum number of shares available for delivery under the plan. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to SARs granted to any person in any calendar year is in each case 2 million. The maximum number of shares of common stock subject to other awards granted to any person in any calendar year is 2 million. In the event of a stock dividend, stock split or other change in our capital structure, the administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the administrator determines that adjustments are appropriate to avoid distortion in the operation of the plan and to preserve the value of awards.

The closing price of State Street common stock, as reported on the New York Stock Exchange on February 27, 2009, was $25.27 per share.

Eligibility. Participation is limited to those key employees and directors, as well as consultants and advisors, who in the administrator’s opinion are in a position to make a significant contribution to the success of State Street and its subsidiaries and who are selected by the administrator to receive an award. As of February 27, 2009, the group of persons from which the administrator may select participants consisted of approximately 7,600 individuals.

Stock Options. The administrator may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock within a specified period of time at a specified price, not less than the fair market value of the common stock at the time of grant. Stock options granted under the plan may not be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange. Two types of stock options may be granted under the plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs”. Eligibility for ISOs is limited to employees of State Street and its corporate subsidiaries.

The expiration date of an ISO cannot be more than ten years after the date of the original grant. In the case of NSOs, the expiration date is determined in the discretion of the administrator. The administrator also determines all other terms and conditions related to the exercise of an option, including the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The administrator may grant SARs under the plan. A SAR entitles the holder upon exercise to receive an amount, delivered in the form of shares of common stock, determined by reference to appreciation in the value of a share of common stock. The value from which appreciation is measured in the case of a SAR may not be less than the fair market value of the common stock on the date of grant. No SAR, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange.

Stock Awards; Stock Units. The plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to State Street unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a State Street shareholder, including the right to vote the shares and to receive dividends. Other awards under the plan may also be settled with restricted stock. The plan also provides for stock units, including restricted stock units, entitling the recipient to receive shares of common stock (or cash measured by the value of the common stock) in the future on such conditions as the administrator may specify.

Performance Awards. The administrator may also subject awards otherwise available under the plan to the satisfaction of specified performance criteria. The performance criteria used in connection with a particular performance award will be determined by the administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, the administrator will use one or more objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenue; assets; expenses; expense control; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital or capital ratios; one or more operating ratios; operating leverage; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto determined by the administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, the administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the performance period that affect the applicable performance criterion or criteria. No performance award may be granted after State Street’s first meeting of shareholders held in 2014 until the listed performance measures (as originally approved or as subsequently amended) have been resubmitted to and reapproved by State Street’s shareholders in accordance with the requirements of Section 162(m) of the Internal Revenue Code, unless such grant is made contingent upon such approval.

Plan Benefits. The future benefits or amounts that would be received under the plan are discretionary and are therefore generally not determinable at this time. However, Patrick de Saint-Aignan and Robert Kaplan, each elected to the Board of Directors in March 2009, will be entitled to a pro rata share of the annual retainer and deferred stock award for the April 2008 to May 2009 period. The pro-rated annual retainer may, at the newly elected director’s election, be payable in shares of State Street common stock. The following individuals and groups of individuals have received the following awards under the plan, stated in aggregate number of shares of common stock underlying options/SARs and other awards, since its inception in 2006: Ronald E. Logue, Chairman and Chief Executive Officer, 542,580 options/SARs and 246,308 other awards; Edward J. Resch,

Executive Vice President and Chief Financial Officer, 226,373 options/SARs and 99,467 other awards; Joseph L. Hooley, President and Chief Operating Officer, 349,000 options/SARs and 181,436 other awards; Joseph C. Antonellis, Vice Chairman, 277,545 options/SARs and 153,074 other awards; James S. Phalen, Executive Vice President, 132,989 options/ SARs and 66,716 other awards; all current executive officers, as a group, 2,305,058 options/SARs and 1,292,455 other awards; all current directors who are not executive officers, as a group, no options/SARs and 48,200 other awards; and all employees, including all current officers who are not executive officers, as a group, 223,069 options/SARs and 12,574,927 other awards.

General Provisions Applicable to All Awards. Neither ISOs nor, except for gratuitous transfers to the extent permitted by the administrator, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the plan may consist of either authorized but unissued shares or previously issued shares acquired by State Street.

Mergers and Similar Transactions. In the event of a “change in control” of State Street, as defined in the plan, all options and SARs issued under the plan will become fully exercisable, all shares of restricted stock and restricted stock units will vest, and holders of performance awards as to which the performance period has not ended will (if the transaction involves a payment to shareholders) be cashed out. If options and SARs are granted in substitution for existing awards, the substitute awards will remain exercisable after a termination of employment or other service relationship (other than by reason of death or disability), or retirement for the lesser of the period of seven months or the period ending on the latest date on which the option or SAR could otherwise have been exercised. Also, in connection with or following a change in control, awards may not be amended in any manner adverse to the participant without the participant’s consent.

Whether or not there is a change in control, as defined, in the event of a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which State Street is not the surviving corporation or which results in the acquisition of all or substantially all of State Street’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, a sale or transfer of all or substantially all of State Street’s assets, or a dissolution or liquidation of State Street, the following rules will apply except as otherwise provided in an award. If the transaction is one in which there is an acquiring or surviving entity, the administrator may provide for the assumption of some or all outstanding awards or for the grant of new awards in substitution therefore by the acquirer or survivor or an affiliate of the acquirer or survivor. If the transaction is one in which holders of common stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the administrator may likewise cash out some or all awards, except that the terms of payment need not be the same as those applicable to holders of common stock. If the transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, awards will become payable, except that the administrator may impose restrictions on amounts payable to carry out the intent of the plan (subject to the requirement of full vesting if the transaction constitutes a change in control). Existing awards requiring exercise, unless assumed, will terminate upon completion of the transaction.

Amendment. The administrator may at any time or times amend the plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the plan as to any future grants of awards. The administrator may not, however, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award without the participant’s consent, unless the terms of the plan so provide or the administrator expressly reserved the right to do so at the time of the award.

Non-U.S. Participants: The administrator may provide for special rules applicable to non-U.S. participants.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the number of outstanding common stock options, warrants and rights granted by State Street to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of December 31, 2008. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders. The table does not include the additional shares that are the subject of the proposed amendment and restatement of the 2006 equity incentive plan being presented for shareholder approval at the annual meeting.

(Shares in thousands)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category:
Equity compensation plans approved by shareholders	23,926	$59.93	9,244
Equity compensation plans not approved by shareholders	70	—	—

Total	23,996	$59.93	9,244

One compensation plan under which equity securities of State Street are authorized for issuance has been adopted without the approval of shareholders.

In 2001, the Board adopted the State Street Corporation savings-related stock plan, or “SAYE Plan”, for employees in the United Kingdom. Under the SAYE Plan, employee-participants could commit to save a specified amount from after-tax pay for a fixed period (either three or five years). Savings are deducted automatically. At the end of the period chosen, a tax-free bonus is added by State Street to the savings amount (the level of the bonus depends on the length of the fixed period of savings), and participants have the option to receive the savings and bonus amount in cash, or to use the amount to purchase common stock from State Street at an exercise price equal to the market price of the stock as of the date of joining the SAYE Plan less a discount fixed by State Street at the date of joining. For participants joining the SAYE Plan in 2001, the discount was 15%. There was no discount for participants joining in 2002. Options granted under the SAYE Plan are non-transferable. If a participant withdraws from participation before the end of the fixed period, the options to purchase stock are forfeited. If a participant terminates employment during the period due to retirement, disability, redundancy or sale of the employer from State Street’s group, the options may be exercised within six months of the occurrence, or one year if by reason of death. Under the SAYE Plan, an aggregate of 170,000 shares of common stock was authorized for issuance. The SAYE Plan has been discontinued and no new participations under the SAYE Plan are permitted. At December 31, 2008, there were no outstanding stock options.

In addition, individual directors who are not our employees have received annual awards of deferred stock for a number of shares based on the amount of their annual retainer, payable after the director leaves the Board or attains a specific age. The number of deferred shares includes, in the case of certain directors, additional deferred share amounts in respect of an accrual under a terminated retirement plan, and for all directors is increased to reflect dividends paid on the common stock. Also, directors who are not our employees may receive their annual retainer payable at their option either in shares of our common stock or cash, and may further elect to defer either 50% or 100% until after termination of their services as a director. The number of deferred shares is increased to reflect dividends paid on the common stock. Deferred stock awards totaling 187,258 shares of common stock were outstanding at December 31, 2008; awards made through June 30, 2003 have not been approved by shareholders. Awards of deferred stock made or non-deferred retainer shares paid to individual directors after June 30, 2003 have been or will be made under our 1997 or 2006 equity incentive plans, which were approved by shareholders.

Federal Income Tax Effects

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options under the plan under the law as in effect on the date of this proxy statement. Changes to these tax laws could alter the tax consequences described below. This summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plan, nor does it cover state, local or non-U.S. taxes.

ISOs. An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to State Street) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which State Street is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which State Street is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to State Street; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which State Street is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights. A recipient of a stock appreciation right will not have income upon grant of the SAR. The recipient generally will recognize compensation income upon the exercise of the SAR equal to the amount of cash and the fair market value of any stock received; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which State Street is not entitled to a deduction.

Restricted Stock Awards. A recipient will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a recipient will have compensation income equal to the value of the stock less the purchase price and State Street will be entitled to a corresponding deduction. Upon the subsequent sale of the stock, any recognized gain or loss after the date of grant is treated as capital gain or loss for which State Street is not entitled to a deduction. If the recipient does not make an 83(b) election, then when the stock vests the recipient will have compensation income equal to the value of the stock on the vesting date less the purchase price; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of vesting is treated as capital gain or loss for which State Street is not entitled to a deduction.

Restricted Stock Units. A recipient will not have income upon the grant of a restricted stock unit award. A recipient is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, or, if the delivery of the shares has been properly deferred, upon delivery of the shares, the recipient will have compensation income equal to the value of the stock less the purchase price, if any; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of vesting (or delivery) is treated as capital gain or loss for which State Street is not entitled to a deduction.

Golden Parachute Tax. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in ownership or control of State Street may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the plan, may be subject to an additional 20% federal tax and may be nondeductible to State Street.

Section 162(m). Where applicable, Section 162(m) limits the deduction for compensation payable to certain executive officers of State Street. Options under the plan should be able to qualify as performance-based awards not subject to the deduction limitation under Section 162(m) of the Code. The Board may also grant performance awards that are intended to be exempt from the deduction limitation under Section 162(m) of the Code.

ITEM 4 – NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 4 on your proxy card)

The Board of Directors recommends that shareholders approve the non-binding advisory proposal on executive compensation described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the advisory proposal.

State Street maintains an executive compensation program with the goals of attracting, retaining and motivating superior executives and rewarding them for meeting short-term and longer-term financial and strategic goals. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders. The overall program is described in this proxy statement under the heading “Executive Compensation” and specifically in the “Compensation Discussion and Analysis” section of that disclosure.

As described under the heading “Compensation Discussion and Analysis”, State Street met or exceeded its corporate financial goals for 2008 and maintained a strong regulatory capital position amidst substantial volatility, illiquidity and disruption in the global credit and other financial markets. Nonetheless, in light of this disruption and the challenges faced by our shareholders, as well as of State Street’s participation in the taxpayer-funded efforts to stabilize the financial markets, our Chairman and Chief Executive Officer, Ronald E. Logue, approached the Board in January 2009 to indicate his unwillingness to receive 2008 incentive compensation. Mr. Logue ultimately concluded with our Executive Compensation Committee that none of our “named executive officers” disclosed in this proxy statement under the heading “Executive Compensation” would receive any incentive compensation grants for 2008.

Subsequently, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 was enacted. Under the provisions of this Act, all participants in the United States Department of the Treasury’s Troubled Asset Relief Program, or TARP, are required to permit a shareholder vote to approve executive compensation disclosed in accordance with SEC rules, annually during the period in which any obligation arising from financial assistance arising under TARP remains outstanding. In October 2008 the U.S. Department of the Treasury announced the capital purchase program portion of TARP, designed to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. State Street was invited to be one of the first nine banks to help lead this initiative, and in late October, we received an investment of $2 billion from Treasury in return for shares of our fixed-rate cumulative perpetual preferred stock and a warrant to purchase shares of our common stock. As a participant in the TARP capital purchase program, we are including a non-binding advisory vote on executive compensation in this proxy statement for approval by our shareholders at the annual meeting.

As noted above, the advisory vote is not binding. In addition, the vote may not be construed as overruling any decision by the Board. Although non-binding, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The text of the vote presented for your approval is as follows:

VOTED:	That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “Executive Compensation”, including the compensation discussion and analysis, the compensation tables and related material, is approved; provided, that, this resolution shall not be binding on State Street’s Board of Directors and may not be construed as overruling any decision by the Board.

ITEM 5 – RATIFICATION OF THE SELECTION

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 5 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the proposal.

The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2009. Ernst & Young LLP has acted as our independent auditor since 1972. We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board and complies with the auditing, quality control, and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2009. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of State Street and its shareholders.

ITEM 6 – SHAREHOLDER PROPOSAL

The Board of Directors unanimously recommends that you vote

AGAINST

this shareholder proposal (Item 6 on your proxy card)

The Board of Directors recommends that shareholders vote against the shareholder proposal described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted against the shareholder proposal.

Patrick A. Jorstad, of 6300 Stevenson Avenue, #413, Alexandria, Virginia 22304, who is the beneficial owner of 338 shares of State Street’s common stock entitled to be voted on the proposal at the meeting, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

A Proposal to Revise the Relationship with Our Auditors

Proposal

The shareholders hereby recommend that – upon adoption by a majority of the shares voted at the 2009 Stockholders’ Meeting – the Directors amend the By-laws to include the following section:

ARTICLE VI Section 6. Auditor Fees. The Examining and Audit Committee, or its successor, shall certify annually that the Corporation has paid no fees to the Corporation’s audit firm, or to any entity owned by a common parent as said firm, for any services other than for audit activities that are required by State or Federal law. This annual certification shall be written, signed by each Committee member, and may be made in the Corporation’s proxy statement. For the five fiscal years preceding adoption of this section, the Committee shall disclose – no later than the filing date of the definitive proxy statement next following adoption of this section – the full dollar amount of all fees paid to the Corporation’s audit firm, and to any entity owned by a common parent as said firm, regardless of the type(s) of service rendered.

The shareholders recommend that the Directors adopt this provision at the first Board meeting after this proposal’s adoption by a majority of the shares voted at the 2009 Stockholders’ Meeting.

Supporting Statement

The sponsor has been a shareholder continuously since 1996.

During this timeframe, management’s reporting of fees paid to Ernst & Young has – in the sponsor’s opinion – lacked full transparency.

For example, on page 50 of the Corporation’s 2007 proxy statement, management disclosed fees paid to Ernst & Young in four categories: Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees.

However, management went on to say: “In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds, and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process that has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young LLP in such circumstances are not included in the totals provided above.”

At the 2006 Meeting, the sponsor prepared the following question: “What is the total dollar amount of all fees paid [to Ernst & Young] that were not disclosed in the proxy statement? Page 33 of the proxy statement indicates that many of these fees were hidden from shareholder view. Thank you.”

The Chairman refused to concede the point, and refused a request to turn to the page in question.

Given the audit issues regarding collective investment funds, SIVs, and CDOs, and given that FASB Statement 157 takes effect in January 2008, the sponsor believes that “unqualified” audits from Ernst & Young – which are addressed to “THE SHAREHOLDERS AND BOARD OF DIRECTORS OF STATE STREET CORPORATION” – should be free from even the appearance of a conflict of interest.

Thank you for your consideration.

RECOMMENDATION OF THE BOARD OF DIRECTORS

State Street respects the important role that auditor independence plays in ensuring the integrity of our financial statements, protecting the interests of our shareholders and building confidence in our accounting and financial reporting systems.

For that reason, the Examining and Audit Committee is active in monitoring the independence of State Street’s independent auditor. We believe that the implementation of the shareholder’s proposal would be inconsistent with, and unnecessary in light of, comprehensive federal laws and regulations regarding auditor independence. Furthermore, we believe that, if implemented, this proposal would prevent State Street from exercising appropriate business judgment and would not be consistent with the interests of shareholders. An identical proposal was presented to the shareholders for vote at last year’s annual meeting and only received the support of 11,486,336 shares out of 286,231,336 votes cast on this matter.

In enacting the Sarbanes-Oxley Act of 2002 and adopting the rules and regulations promulgated thereunder, Congress and the SEC specifically determined not to prohibit the provision of all non-audit services by a company’s independent auditor. Rather, they determined to prohibit the provision of only certain identified non-audit services and to require companies’ audit committees to evaluate in advance whether to approve the retention of the independent auditor to provide non-audit services that are not prohibited. Implementation of the shareholder’s proposal would be inconsistent with the judgment of Congress and the SEC that a blanket prohibition of tax and other non-audit services is not appropriate.

Congress and the SEC further determined to require detailed disclosure of the fees to a company for professional services rendered by its independent auditor for audit services, audit-related services, tax services and other non-audit services, as well as the audit committee’s policies and procedures for pre-approval of services by the independent auditor. This detailed information is provided on page 58 of this proxy statement. State Street’s total non-audit fees are not deemed “excessive” under the voting standards of RiskMetrics Group, a leading provider of proxy voting and corporate governance services, which considers non-audit (other) fees “excessive” if they are greater than audit fees, audit-related fees and tax compliance/preparation fees combined.

Although not required by Congress and the SEC, we have voluntarily disclosed on page 58 of this proxy statement that Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by these entities and not by State Street.

Shareholders should be aware that this shareholder’s proposal is not limited to requiring additional disclosure. Rather, the shareholder’s proposal would unnecessarily restrain State Street’s flexibility in securing services. For example, the shareholder’s proposal would not allow State Street’s independent auditor to perform certain audit services, such as statutory audits performed in various locations outside the United States. It would also not allow commonly accepted audit-related services, such as audits of employee benefit plans, non-statutory audits and due diligence procedures. It would also prohibit tax compliance/tax return preparation services, such as tax services for foreign entities, which are often performed by a company’s independent auditor.

We also expect that prohibiting State Street’s independent auditor from providing certain non-audit services that are permitted by Congress and the SEC could result in inefficiencies and increased costs to State Street. For example, having a single firm provide both audit services and the related tax compliance services provides significant efficiencies and cost savings to State Street. State Street can realize considerable cost and time savings under other circumstances by using its independent auditor to provide discrete non-audit services that take advantage of the independent auditor’s considerable knowledge of the company. In all such circumstances, we believe the best interests of State Street and its shareholders are served by maintaining the flexibility provided under applicable laws and regulations, subject to the Examining and Audit Committee’s approval, including a determination that such services do not impair auditor independence.

Moreover, we note that since 2005, State Street has given its shareholders an opportunity to vote on ratifying the selection of its independent auditors, and each year the selection of Ernst & Young LLP has been approved by more than 97% of the shares that were voted.

In light of the protections already in place, as overseen by the Board’s independent Examining and Audit Committee, we believe that the independence of our outside auditor will not be impaired by the provision of certain non-audit services as permitted under the Sarbanes-Oxley Act and the SEC’s rules and regulations, and that no additional disclosure concerning the fees paid to our independent auditor is required or necessary. We also believe that implementing this shareholder proposal would likely result in additional expense, without a corresponding benefit, for State Street.

Therefore, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal (Item 6 on your proxy card)

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. In accordance with our by-laws, we reserve the right to determine and declare to the meeting that business was not properly brought before the meeting.

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, which we refer to as the “Bank”. State Street and the Bank are each organized under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining the reputation for quality, integrity and high ethical standards that State Street has established over many years.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process, the role of the Lead Director and the guidelines on director independence. The Guidelines contain categorical standards for determining director independence in accordance with the listing standards of the New York Stock Exchange. In general, these categorical standards would prohibit a director from qualifying as an independent director if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees, and compensation committee interlocks). The categorical standards also provide specified relationships that by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix C to this proxy statement. The full Guidelines are available on our website at www.statestreet.com and will be made available without charge by State Street to any shareholder who requests them. In addition to the Guidelines, the charters for each committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors and Code of Ethics for Senior Financial Officers are also available on our website and will be made available without charge by State Street to any shareholder who requests them.

Pursuant to the Guidelines, the Board undertook a review of director independence in February and March of 2009. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of the current 13 non-management directors (Mses. Fawcett and Hill and Messrs. Burnes, Coym, Darehshori, de Saint-Aignan, Gruber, Kaplan, LaMantia, Sergel, Skates, Summe, and Weissman) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street, and satisfies the qualifications for independence under listing standards of the New York Stock Exchange.

In February 2008, the Board undertook a similar review with respect to the members of the Board at that time, including Maureen Miskovic, who served as a director until April 7, 2008. As a result of this review, the Board determined that Ms. Miskovic met the categorical standards for independence under the Guidelines as in effect at that time, had no material relationship with State Street, and satisfied the qualifications for independence under New York Stock Exchange listing standards.

The non-management directors (all of whom are independent directors) meet in executive session at least quarterly. Gregory L. Summe is the Lead Director of the non-management directors and is also the presiding director. As such, his duties include presiding at all meetings of the Board at which the Chairman is not present, including at executive sessions of non-management directors, serving as a liaison between the Chairman and the non-management directors, establishing the agenda for executive sessions and consulting with the Chairman as to, and approving, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings. The Lead Director is authorized to call meetings of the non-management directors. The Lead Director communicates with the Chairman to provide feedback and also to implement the decisions and recommendations of the non-management directors.

State Street has established a procedure for communicating directly with the Lead Director regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls, or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
From outside the United States:	333 Research Court
1-770-613-6306	Norcross, GA 30092
USA

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review. The Lead Director periodically reports to the non-management directors as a group regarding concerns received.

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Eleven of the directors attended the 2008 annual meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets, and has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to shareholders, employees and clients.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our affairs for directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) as required by the Sarbanes-Oxley Act and the SEC rules thereunder. Any waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers may only be granted by the Board and will be posted on our website at www.statestreet.com.

Meetings of the Board of Directors

During 2008, the Board of Directors held sixteen meetings and each of the directors attended 75% or more of the total of all meetings of the Board and all meetings of the committees of the Board on which such director served during the year (during the period that such director served). Each member of the Board, other than, at this time, Messrs. de Saint-Aignan and Kaplan, is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held sixteen meetings during 2008. Each member of State Street’s Executive Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The Committee is also responsible for oversight of State Street’s assessment and management of risk. The purpose and function of the Committee includes reviewing, approving, and acting on, as it deems appropriate, regular matters on behalf of the Board of Directors, such as the following: portfolio of investment securities; strategic investments of the Company; personnel issues (including appointment of Senior Vice Presidents and, on occasion, more senior officers); and provisions, charge-offs, and recoveries to the allowances for loan and securities processing losses. The Committee reports periodically to the Board, as appropriate. Its members are David P. Gruber, Chair; Kennett F. Burnes; Amelia C. Fawcett, Charles R. LaMantia and Ronald E. Logue. During 2008, the Committee held fourteen meetings.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. Specific functions and responsibilities of the Committee are set forth in the charter of the Committee. The Committee’s members are Charles R. LaMantia, Chair; Kennett F. Burnes; David P. Gruber and Ronald L. Skates. During 2008, the Committee held twenty meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the listing standards of the New York Stock Exchange and the rules and regulations under the Securities Exchange Act of 1934. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the New York Stock Exchange is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that all members of the Committee satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the listing standards of the New York Stock Exchange is interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

Executive Compensation Committee. The Executive Compensation Committee oversees the operation of all compensation plans, policies and programs of the Company in which directors and officers who are Section 16 reporting persons participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. The Committee also reviews, evaluates and approves the total compensation of all other executive officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any officer who holds the title of executive vice president or above. The Committee also adopts equity grant guidelines from time to time in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers and Board members. In addition, the Committee reviews, and recommends to the Board, the form and amount of director compensation. Its members are Richard P. Sergel, Chair; Nader F. Darehshori; Linda A. Hill; and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the New York Stock Exchange. During 2008, the Committee held eleven meetings.

In September 2007, Dr. Hill entered into an agreement to provide consulting and related services to a management consulting firm on an ongoing basis. Under the applicable Internal Revenue Service Regulations, Dr. Hill may possibly not be deemed an outside director for purposes of Section 162(m) of the Internal Revenue Code as a result of past or potential future State Street engagements of the management consulting firm, although Dr. Hill may be uninvolved in those engagements. Accordingly, in December 2007, the Board of Directors created a subcommittee of the Executive Compensation Committee and appointed Messrs. Sergel (Chair), Darehshori and Weissman as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Mr. Sergel, Mr. Darehshori and Mr. Weissman qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement include the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in identifying and recommending nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related-person transactions. Its members are Gregory L. Summe, Chair; Peter Coym; Nader F. Darehshori and Amelia C. Fawcett. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the New York Stock Exchange. During 2008, the Committee held six meetings.

In carrying out its responsibilities in order to find the best qualified candidates for directors, the Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number

(617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the criteria established by the Board for director candidates. The Board has set as criteria for director candidates those individuals who have had substantial achievement in their personal and professional pursuits, and whose talents, experience, and integrity would be expected to contribute to the best interests of State Street and to long-term shareholder value. When evaluating the need for director candidates, the Committee seeks the advice of the Board and management with respect to attributes that may mold the Board’s capabilities and functionality as a whole, including skill-sets, diversity, specific business background and global or international experience.

The Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders, and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist it. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate who the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street, and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for directors without regard to whether an individual is recommended by a shareholder or otherwise.

Patrick de Saint-Aignan and Robert S. Kaplan are nominees for election as directors by shareholders for the first time at this meeting. Each was elected to the Board by the other members of the Board in March 2009. The Committee recommended them to the directors for appointment to the Board in March 2009, and as candidates for election by the shareholders at this meeting, after evaluating their candidacy. The candidates were first identified by a third-party search firm that was retained to identify director candidates. At the request of the Committee, the search firm discussed with the members of the Committee the priority characteristics in a new director candidate. The search firm developed preliminary criteria for a director candidate, and reviewed it with the Committee. The search firm identified potential candidates that met the criteria as established by the Committee, and submitted a list of potential candidates to the Committee. The Committee met to discuss and finalize the list of candidates, and the Committee reviewed this process and the resulting list with the Board. After conducting a preliminary check to determine conflicts and eliminating from consideration those candidates whose Board commitments precluded them from considering an appointment to the Board, the search firm approached the candidates to determine their interest in serving on the Board. The search firm gave the Committee a list of candidates who were interested, and members of the Committee and the Chairman personally interviewed them. The Committee recommended Patrick de Saint-Aignan and Robert S. Kaplan to the Board, after determining that they met the Board’s criteria for new directors, have the background and potential to make significant contributions to State Street through service as directors and were independent under the Corporate Governance Guidelines.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related-person transaction. The policy also permits the Chairman of the Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Committee Chairman) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Committee Chairman) will review and consider:

■	the related person’s interest in the related-person transaction;

■	the approximate dollar value of the amount involved in the related-person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

■

any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related-person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

■

interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (a) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (b) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

■

a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors and executive officers, and obtained by the legal department, there were no related-person transactions required to be reported in this proxy statement under applicable SEC regulations. In addition, there were no personal loans or extensions of credit by State Street or the Bank to any directors or executive officers.

EXECUTIVE COMPENSATION

Process and Procedures for Considering and Determining

Executive and Director Compensation

The Executive Compensation Committee of the Board of Directors has direct responsibility for the director and executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers. In this “Executive Compensation” section of this proxy statement, we refer to the Executive Compensation Committee as, the Committee.

Executive Compensation

Under its charter, the Committee is required to approve the compensation of all of our executive officers, other than the chief executive officer, and to act with the other independent directors on the Board to approve the chief executive officer’s compensation. Our executive officers include the five officers named in the tables and related disclosures beginning on page 41 of this proxy statement: Ronald E. Logue, Edward J. Resch, Joseph L. Hooley, Joseph C. Antonellis and James S. Phalen. We refer to those officers in this proxy statement as, our named executive officers.

In January 2009, our Chairman and Chief Executive Officer, Ronald E. Logue, contacted our Lead Director, Gregory L. Summe, and also the Chairman of the Committee, Richard P. Sergel, to inform them that he proposed to forgo his incentive compensation for 2008. Mr. Logue also discussed with Messrs. Summe and Sergel and, subsequently, with the other independent members of the Board the rationale for not providing 2008 incentive compensation to several other executive officers, including all of the named executive officers. Following these discussions, Mr. Logue and the other directors concluded that neither Mr. Logue nor certain other executive officers, including all of the named executive officers, would receive 2008 incentive compensation grants.

The overall process conducted to consider and determine named executive officer compensation for 2008 is described below. As noted below, at meetings in late February 2009, the Committee, and with respect to Mr. Logue, the other independent directors, formally determined that none of the named executive officers would receive any incentive compensation grants for 2008. The factors considered by Mr. Logue, the Committee and the other independent directors in reaching this conclusion are described under the heading “Compensation Discussion and Analysis”.

Prior to the decision that the named executive officers would not receive incentive compensation grants for 2008, and in accordance with its custom, the Committee directly retained the services of Hewitt Associates to provide compensation consulting and compensation data services to the Committee in connection with its annual review of executive compensation. Hewitt Associates participated in meetings of the Committee in connection with its services. Hewitt Associates also provided other services to State Street during 2008, consisting primarily of employment and compensation research and consultancy services in markets outside of the United States and some record-keeping services. During 2008, the ratio of fees paid by State Street to Hewitt Associates for services provided to the Committee to fees paid for other services was approximately 3:2.

The Committee believes that in order for its compensation consultant to provide the Committee with appropriate counsel regarding compensation matters, including the amount, elements and structure of executive compensation, the consultant must be independent of management. The Committee has adopted a policy to aid its determination of its compensation consultant’s independence. Under the policy, to be considered independent:

■

the primary representative of the consultant that advises the Committee in any year may not participate, directly or by collaborating with other representatives of the consultant, in providing services or products to State Street other than the services provided to the Committee, referred to as non-Committee services, in that year;

■

all fees paid by State Street to the consultant for any non-Committee services in any year may not exceed the amount of fees paid by State Street to the consultant for services provided to the Committee during that year, unless approved by the Committee; and

■	the consultant may not provide products or services to any executive officer of State Street.

At its meeting held at the end of February 2009, the Committee reviewed the independence of Hewitt Associates under this policy and determined the firm to be independent.

To supplement the data provided by Hewitt Associates, the Committee also received data prepared by two other firms, Towers Perrin and McLagan Partners, each of which was engaged by our Global Human Resources Department based on the respective firm’s specialized expertise in the financial services industry. Neither Towers Perrin nor McLagan Partners participated with the Committee in discussions regarding the determination of amounts or forms of executive officer or director compensation. Towers Perrin and McLagan Partners have provided other services to State Street in the past and may do so in the future.

The Committee instructed Hewitt Associates to compile data on compensation paid to comparable executives and directors at a peer group of companies for the purpose of benchmarking State Street’s executive and director compensation. Data provided by Towers Perrin and McLagan Partners was also used for this purpose. At the Committee’s instruction, Hewitt Associates had previously worked with management to develop a list of peer group companies that was recommended to, and approved by, the Committee. The peer group, the members of which are described below in the “Compensation Discussion and Analysis,” consisted of financial services companies against which State Street competes both for business and executive talent. The peer group is segmented based on factors such as asset size to help make sure that no particular comparison produces an unintended result. Hewitt Associates and Towers Perrin also collected publicly available information about the financial performance of companies in the peer group.

At the December 2008 meeting of the Committee, Hewitt Associates presented a report entitled Total Compensation Measurement for Selected Executive Positions in which it reviewed the total compensation paid to executives at companies in the peer group for 2007 (the most recent full year for which this specific data was available) and where the comparable positions at State Street rank compared to the median. For these purposes and as otherwise discussed in this proxy statement, the Committee considers total compensation to consist of base salary and incentive compensation. The report also included information about pay mix (base salary, bonus and long-term incentives) and, where available, detailed information for each position, showing compensation paid at the 25th percentile, the median, the average and the 75th percentile.

In early January 2009, the lead director initiated a process for reviewing Mr. Logue’s performance during 2008. Mr. Logue prepared a self-evaluation for the Board that analyzed his performance for the year, and the lead director solicited the views of the independent directors on that performance. The directors, including Mr. Logue, discussed Mr. Logue’s performance prior to and at a mid-January Board meeting, at which the independent directors also discussed the same subject in executive session. Also in mid-January 2009, the Committee reviewed with other independent directors on the Board the accrual funding for the 2008 executive incentive compensation plans and summary data on chief executive officer compensation, as well as incentive compensation trends for other major U.S. financial institutions.

At this time, the Committee also met with our senior risk officers, the Chief Risk Officer and the Chief Legal Officer, as well as our head of Global Human Resources and external counsel to the Board, to review the incentive compensation arrangements for our senior executive officers, within the meaning of the rules for the capital purchase program portion of the U.S. Department of Treasury’s Troubled Asset Relief Program, or TARP. These officers consisted of the named executive officers. Following this review, the Committee concluded that our senior executive officer incentive compensation arrangements do not encourage those officers to take unnecessary and excessive risks that threaten the value of the company and authorized State Street to include in this proxy statement the certification to that effect appearing below under the heading “Compensation Committee Report”.

The independent directors on the Board then met in January 2009 and discussed both the directors’ evaluations of Mr. Logue’s performance and his self-evaluation. It was at this point that the Board was informed formally that Mr. Logue requested that he not be awarded any incentive compensation for 2008. The Board and Mr. Logue also concluded that certain other executive officers, including all of the named executive officers, would not receive any 2008 incentive compensation grants. This conclusion was reviewed separately by the Committee at a meeting held in late January 2009.

Our Global Human Resources Department prepared for the Committee tally sheets, which describe and quantify various aspects of compensation and wealth accumulation for the named executive officers, including information on pension and supplemental benefits, aggregate value of outstanding equity awards, value realized upon the vesting of stock awards and the exercise of stock options over the past five years, earnings and balances under non-qualified deferred compensation plans and potential payments upon termination of employment or a change of control. The Committee used the tally sheets as part of assessing the context in which the total compensation for the year is delivered; for 2008, total compensation was limited to base salary only because no incentive compensation grants were awarded to our named executive officers.

In late January 2009, the Committee, in consultation with the other members of the Board and members of senior management, including Mr. Logue, determined that, as a result of continued disruption in the financial markets and the resulting unrealized losses in our investment portfolio and the decline in State Street’s share price, strengthening State Street’s tangible common equity ratio was of long-term importance to our shareholders, customers and employees. The tangible common equity ratio is a non-regulatory ratio often reviewed by investment analysts and investors. Consequently, we initiated several measures as part of a plan announced in early February 2009 to improve our tangible common equity ratio, including a reduction in the cash incentive compensation accruals for 2008 by $278 million. This action had the effect of reducing the amounts available for incentive compensation for all but the most junior levels of State Street’s employees to approximately 50% of incentive compensation for 2007. In connection with this action, we also determined to review our compensation plans in 2009 with the goals of maintaining our current pay for performance approach and continuing to attract, retain and motivate top talent, as well as reflecting the changing environment in which we and the rest of the industry are now operating.

In addition, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 was enacted. As a recipient of investment under the capital purchase program portion of TARP, the Recovery Act mandated additional requirements applicable to the compensation of our executive officers during the period in which we retain obligations under TARP, other than obligations under warrants issued to Treasury. Among other requirements, the Recovery Act provides that no bonus, retention award or incentive compensation may be paid to our named executive officers or any of our next 20 most highly compensated employees, except for equity awards in the form of long-term restricted stock, subject to vesting restrictions and in an amount not greater than one-third of the total amount of the employee’s total annual compensation. In addition, no such equity award may vest fully until after the preferred stock issued to the US Treasury has been redeemed.

In late February, the Committee met to formally review whether corporate financial performance goals had been met under our annual incentive plan and performance cycles for periods ending in 2008. The Committee chose not to, at that time, establish incentive plan opportunities for 2009 for the named executive officers, due to its desire to review the compensation program for 2009 with senior management in light of rapidly evolving developments in executive compensation practices, including the new requirements under the Recovery Act.

Also at that meeting, the Committee developed a recommendation for total compensation for Mr. Logue and, for the other named executive officers, a determination of total compensation. The recommendation and determinations took into account and accepted the recommendation of Mr. Logue that he and certain other executive officers, including all of the named executive officers, not receive any incentive compensation for 2008. The Committee then presented this recommendation for Mr. Logue to the independent directors on the Board, who discussed and approved it. Following this approval, the Committee, independent of the other directors, also approved Mr. Logue’s total 2008 compensation, which did not include any incentive compensation grants.

Subsequently, at a meeting in early March, the Committee approved settlement to each of the named executive officers under the performance awards granted in early 2007 as part of 2006 incentive compensation and to Messrs. Hooley and Antonellis under awards granted in December 2006 in connection with their appointment to the office of Vice Chairman, consistent with the achievement of corporate performance goals for the recently concluded two-year performance period approved at the February Committee meeting. Each of the named executive officers agreed to permit State Street to recover the stock provided in settlement of these awards, to the extent required by the Recovery Act.

Non-Employee Director Compensation

With respect to our non-employee directors, we target their compensation at the median of the companies in our peer group. At the beginning of each year, Hewitt Associates prepares a review of director compensation at the same peer group of companies that we use for executive compensation generally and provides that information to management. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. Hewitt Associates also provides data showing trends in director compensation. Management and Hewitt Associates met to review the data with the Committee at its February meeting. The Committee makes its recommendation to the Board, which then in May approves a compensation arrangement effective from May through the following April. The current non-employee director compensation arrangements are described beginning on page 55 of this proxy statement.

Compensation Discussion and Analysis

Over the past eighteen months, the global financial markets have experienced significant disruption, including substantial volatility, limited trading activity in some markets and a widespread lack of liquidity. These events, and the potential for increased and continuing disruption, have significantly diminished overall confidence in the financial markets and in financial institutions, and have further worsened liquidity and pricing issues within the fixed-income securities markets. In the second half of 2008, these conditions resulted in the bankruptcy or acquisition of, or significant government assistance to, a number of major domestic and international financial institutions. Overall, this disruption increased the uncertainty and unpredictability we face in our business and affected our results of operations and our financial condition.

2008 Operating Results

Despite these conditions State Street achieved strong 2008 operating results. In 2008, State Street met or exceeded its corporate financial goals for the year. The following table sets forth State Street’s 2008 corporate financial performance goals, publicly announced in February 2008, and its actual 2008 operating results relative to those goals. In the table, our performance is presented on an operating basis. As presented in the table, growth in operating-basis revenue and growth in operating-basis earnings per share represent increases in 2008, compared to 2007.

Measure[1]	Goal	Performance
Growth in operating-basis revenue	14%-17%	24.8%
Growth in operating-basis earnings per common share	10%-15%	22.8%
Operating-basis return on common equity	14%-17%	19.3%

[1]

State Street presents results on an operating basis in order to provide financial information that is comparable from period to period and to present comparable financial trends with respect to our ongoing business operations.

State Street has also maintained strong regulatory ratios and has remained well capitalized, as determined by the Board of Governors of the Federal Reserve System. The following table sets forth State Street Corporation’s regulatory capital ratios as of December 31, 2008, in comparison to the applicable Federal Reserve standard for consideration as “well capitalized”.

Ratio	Minimum Standard for “Well Capitalized”	Ratio as of December 31, 2008
Tier 1 risk-based capital ratio	6%	20.3%
Total risk-based capital ratio	10%	21.6%
Tier 1 leverage ratio	—[1]	7.8%

[1]

As a bank holding company, State Street Corporation does not need to maintain a minimum tier 1 leverage ratio to be considered “well capitalized”, as determined by the Federal Reserve. The applicable minimum tier 1 leverage ratio for State Street Bank and Trust Company, State Street’s wholly owned principal banking subsidiary, to be considered “well capitalized”, as determined by the Federal Reserve, is 5%. State Street Bank also met the other thresholds for the Federal Reserve to consider it “well capitalized” as of December 31, 2008, with a tier 1 risk-based capital ratio of 19.8%, a total risk-based capital ratio of 21.3% and a tier 1 leverage ratio of 7.6%.

No 2008 Incentive Compensation

In January 2009, Mr. Logue and the Board understood that the turbulent and disrupted global financial markets had presented significant challenges to our shareholders. State Street was considering several measures to further strengthen its capital position due to these continued disrupted market conditions, including a subsequently announced significant reduction of its dividend to the holders of its common stock. In addition, in October 2008 the U.S. Department of the Treasury announced its TARP capital purchase program designed to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. State Street was invited to be one of the first nine banks to help lead this initiative, and in late October, we received an investment of $2 billion from Treasury in return for shares of our fixed-rate cumulative perpetual preferred stock and a warrant to purchase shares of our common stock.

In light of the disrupted financial markets and the challenges faced by our shareholders, as well as of State Street’s participation in the taxpayer-funded efforts to stabilize the financial markets, Mr. Logue approached the other directors to inform them of his proposal to forgo any incentive compensation for 2008 and to open up a discussion of the rationale for not providing incentive compensation for certain of our other executive officers. Mr. Logue and the other directors recognized that State Street had met or exceeded its corporate financial goals for 2008 and maintained a strong regulatory capital position. Nonetheless, they concluded that the same reasons that caused Mr. Logue to approach the Board to indicate his unwillingness to receive 2008 incentive compensation also applied to several other of our executive officers. Therefore, the Committee, and with respect to Mr. Logue, the other independent directors, accepted Mr. Logue’s position and determined not to award any incentive compensation grants to certain other executive officers, including all named executive officers.

Total Compensation for 2008

The goals of our compensation program for executive officers remain unchanged—to attract, retain and motivate superior executives and reward them for meeting short-term and longer-term financial and strategic goals. Given the extraordinary circumstances and challenges the financial services industry and State Street are confronting, the Committee believes limiting 2008 compensation of our named executive officers to base salary is consistent with these goals. Recognizing these market, regulatory and other industry circumstances and challenges, the Committee is reviewing State Street’s compensation programs in 2009 to assess potentially appropriate prospective revisions or other design modifications.

Under the compensation program in effect for 2008, each of the named executive officers would have been eligible to receive total compensation consisting of the base salary paid during the year and incentive compensation. Typically, a substantial portion of an executive’s compensation is incentive compensation, the payment of which is based on meeting short-term (annual) and medium-term (two-year) financial performance goals and long-term performance. Payments for meeting these goals are made either in cash or equity awards. The equity awards are designed to align the interests of our executives with those of our shareholders. They are either contingent upon State Street meeting financial performance targets or their value depends on increases in the price of our common stock. Vesting conditions applicable to equity awards also encourage executive retention.

The Committee benchmarks total compensation for each named executive officer against a peer group of companies with which we compete in business and for executive talent. For 2008 compensation, for all of our named executive officers except for Mr. Logue, this peer group of companies consisted of American Express, Bank of New York Mellon, Franklin Resources, Goldman Sachs, JP Morgan Chase, Marsh & McLennan, Merrill Lynch, Morgan Stanley, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. For executive officer positions for which there were not similar positions at peer group companies or when supplemental data is considered necessary for a fair comparison, the Committee used additional information obtained from Towers Perrin and McLagan Partners. For Mr. Logue, the Committee, after discussion with the other independent directors on the Board, used a selected peer group of companies consisting of American Express, Bank of New York Mellon, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. These companies were chosen as the most relevant comparators for the chief executive officer position and exclude outliers on both the high and low ends of the compensation range presented by the peer group for the other named executive officers.

As noted above under “Process and Procedures for Considering and Determining Executive and Director Compensation—Executive Compensation”, the most recent available specific data for the relevant peer groups was for 2007. However, the Committee and Mr. Logue were aware, and were monitoring available information with respect to, public announcements by some members of the peer groups and by other leading financial services organizations, including organizations participating in Treasury’s TARP capital purchase program, of anticipated reductions in 2008 incentive compensation or bonuses. The Committee and the named executive officers also were aware of several proposed and enacted legislative and regulatory initiatives aimed at modifying the level or type of compensation paid to executives at organizations participating in Federal programs designed to support the stabilization of the financial markets.

Due to Mr. Logue’s and the other directors’ conclusion that none of the named executive officers would receive any incentive compensation grants for 2008, the Committee did not make a determination of incentive compensation for each named executive officer absent that conclusion. In prior years, including 2007, for each named executive officer the Committee made a determination of the appropriate aggregate level of total compensation for the year; with reference to the median of the peer group and, for exceptional performance, above the median. The determination of actual total compensation, evaluation of corporate financial performance and assessment of how exceptional performance should be rewarded was based upon a subjective analysis of many factors, including measurements of corporate financial and individual performance, as well as existing market conditions.

Base Salary

Each of our named executive officers received a base salary in 2008, which was paid periodically in cash during the year. The Committee has adopted a policy for reviewing executive base salary levels every two years. For all named executive officers, base salary historically has been a relatively small portion of total compensation, allowing us to vary annual total compensation to reflect performance and other factors deemed relevant at the time. The base salary for each named executive officer was established in February 2008, with reference to the median base salary paid to comparable executives in the peer group and mindful of the then-applicable maximum level of the non-performance-based compensation deduction limitation under Section 162(m) of the Internal Revenue Code. This threshold has subsequently been reduced from $1 million to $500,000, and the exclusion for performance-based compensation has been removed, for compensation for services performed during a taxable year in which State Street participates in Treasury’s TARP capital purchase program; however, the Committee did not believe it appropriate to reduce salaries to fall within this new limitation. This is consistent with our general belief that the availability of a tax deduction for compensation is a secondary consideration to the goal of providing compensation at an appropriate level based upon corporate and individual performance and other market considerations. The next review of base salary levels is scheduled to be undertaken in February 2010; however, base salary may be reconsidered prior to then as part of the Committee’s 2009 review of State Street’s compensation programs. Because, in particular, none of our named executive officers received any incentive compensation grants for 2008, management believes that the effect of the non-deductibility of compensation for 2008 in excess of $500,000 per named executive officer will have a relatively limited tax effect on State Street.

Incentive Compensation

As indicated above, no named executive officer received any incentive compensation grants for 2008, nor did a number of other executive officers of State Street. Before the decision to forego incentive compensation grants for the named executive officers, the 2008 incentive compensation called for a determination of named executive officer incentive compensation in a manner generally consistent with the determination of incentive compensation in 2007. Incentive compensation has typically taken the form of annual incentive plan compensation and medium- and long-term incentive compensation.

In 2008, the amounts allocated to each of these two categories of incentive compensation for each named executive officer would initially have been guided by a formula payout opportunity based on the corporation’s operating-basis net income before income taxes and incentive compensation, which we refer to as Operating NIBTIC. In determining Operating NIBTIC for compensation purposes, the Committee has historically exercised discretion in the determination and application of Operating NIBTIC, for example, by including or excluding the financial effects of significant corporate events during the year. For 2008, in light of the determination that none of the named executive officers would receive any 2008 incentive compensation grants, the Committee did not rely upon Operating NIBTIC for purposes of determining named executive officer incentive compensation.

Before the determination that the named executive officers would not be receiving incentive compensation grants for 2008, the anticipated 2008 incentive compensation program, like in 2007, provided for an annual incentive based upon the achievement of annual corporate financial performance goals. As noted above under “2008 Operating Results”, State Street met or exceeded its goals for operating-basis revenue, earnings per share and return on equity for 2008. The Committee determined in February 2008 that for 2008, each named executive officer was assigned a formula payout opportunity expressed as a percentage of Operating NIBTIC. The percentage payout opportunity for each of the named executive officers for 2008 was as follows: Mr. Logue, 0.276813%; Mr. Resch, 0.103804%; Mr. Hooley, 0.155707%; Mr. Antonellis, 0.129756%; and Mr. Phalen, 0.086504%. The amount available for the annual incentive is subject to a cap and is also subject to the Committee’s exercise of negative discretion. In 2007, payouts for annual incentives were made in a combination of cash and restricted stock awards, the latter of which vested over two equal annual installments. The ratio of cash to equity-based components of the annual incentive historically has varied in the Committee’s discretion, based upon industry trends and business and other relevant factors. As noted above, no executive officer received an annual incentive award, either in cash or equity-based compensation, for 2008.

Generally, after taking into account base salary and determining the level of annual incentive payments, the balance of total compensation for the named executive officers has been paid as medium- and long-term incentive compensation in the form of stock appreciation rights and performance awards. The total amount for this type of incentive compensation has been determined for each named executive officer with reference to a formula payout opportunity guideline expressed as a percentage of Operating NIBTIC. The percentage payout opportunity guideline for 2008, set by the Committee in February 2008, for each of the named executive officers was as follows: Mr. Logue, 0.544975%; Mr. Resch, 0.198959%; Mr. Hooley, 0.320065%; Mr. Antonellis, 0.242211%; and Mr. Phalen, 0.108129%. Unlike for annual incentive awards, the amount resulting from the medium- and long-term incentive award formula is not subject to a maximum limit. The Committee historically has used the result from this formula as a guideline in developing each named executive officer’s total compensation and has the discretion to increase or decrease the medium- and long-term component of that compensation, based upon its subjective assessment of the appropriate amount of compensation. Normally, 60% is delivered in the form of stock appreciation rights that settle in stock, the value of which depends upon our stock price, and 40% is delivered as a performance award, which may not be earned if we do not meet our corporate financial goals over the performance cycle. In 2009, we settled the performance awards for the performance awards granted in 2007 as part of 2006 compensation in stock. As noted above, no executive officer received medium- or long-term incentive award grants for 2008.

Other Elements of Compensation

In evaluating the compensation of our named executive officers, the Committee also reviews retirement benefits, deferred compensation and perquisites, as described below.

Retirement Benefits. We maintain a frozen qualified defined benefit pension plan for certain U.S. employees that determines benefits, in general, based on an account balance that is increased annually by interest credits. Until recently, the plan also provided for annual pay credits to each participant’s account balance. We amended the plan effective January 1, 2008, to freeze participation and all future pay credits, with the exception of a three-year transition subsidy provided to certain participants who meet a specified combination of age and completed years of service on that date. In place of future pay credits under the qualified defined benefit pension plan, we doubled our employer matching contribution to the State Street 401(k) plan and introduced a performance-based element to the 401(k) plan.

Because pension benefits under our broad-based plan are limited by Internal Revenue Code restrictions, we maintain two frozen supplemental programs: one, with broader eligibility, that is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that was originally designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. The latter plan now provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, with certain participants, including all of the named executive officers, receiving transition benefits for a period that generally ends in 2010, and a new defined contribution component. Due to the special circumstances of his late career hire as our Chief Financial Officer, Mr. Resch will receive one extra year of transition subsidy. We provide these plans because we believe they assist in recruiting and retaining executives and are consistent with the practice at many of the companies in our peer group. These plans are described in the narrative accompanying the “Pension Benefits” table below.

Deferred Compensation. We maintain a nonqualified deferred compensation plan that allows executive officers and others to defer salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options available to be elected by the participant, currently four SSgA funds and a State Street stock fund. The nonqualified deferred compensation plan also supplements deferrals made under our tax-qualified 401(k) plan. The notional investment options under the plan reflect the investment experience of investments available in the market. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their highly compensated employees. This plan is described in the narrative accompanying the “2008 Nonqualified Deferred Compensation Table” below.

Perquisites. We provide a modest level of perquisites, such as financial planning, annual physicals and personal liability coverage, to our executive officers. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. In addition, we provide a driver and other security benefits to each of our chief executive officer, our president and our vice chairman. The income attributable to the financial planning perquisite historically has been subject to a tax gross up; however, this practice was discontinued effective February 2009. We no longer provide a tax gross up for the income attributable to any perquisite for our named executive officers.

Relationship of Total Compensation to Summary Compensation Table and Related Tables

The Committee views total compensation for any year to consist of base salary and incentive compensation. Given the determination that no named executive officer would receive any 2008 incentive compensation grants, the Committee determined the 2008 total compensation for each of the named executive officers as follows:

Named Executive Officer	Base Salary Rate[1]	Annual Incentive Awards Granted		Medium- and Long-Term Incentive Awards Granted		2008 Total Compensation
		Cash	Equity	Stock Appreciation Rights	Performance Awards
Ronald E. Logue	$1,000,000	0	0	0	0	$1,000,000
Edward J. Resch	$700,000	0	0	0	0	$700,000
Joseph L. Hooley	$775,000	0	0	0	0	$775,000
Joseph C. Antonellis	$725,000	0	0	0	0	$725,000
James S. Phalen	$550,000	0	0	0	0	$550,000

[1]

Base salary paid in 2008 for each named executive officer is as follows: Mr. Logue, $1,000,000; Mr. Resch, $688,462; Mr. Hooley, $763,462; Mr. Antonellis, $713,462; and Mr. Phalen, $533,846. Base salary rate in 2008 reflects new base salary rates approved in February 2008.

The table above reflects the process and philosophy by which the Committee calculated executive compensation in respect of 2008 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC. The table below under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table above and those amounts reported in the Summary Compensation Table and related tables. While the table above is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC’s rules begin on page 41.

Cash Compensation. The base salary paid and the cash portion of the annual incentive awards for 2008 are set forth in columns (c) and (g) of the Summary Compensation Table. The base salary rate for each named executive officer in 2008, and the cash portion of incentive awards for 2008, are reflected in the table above under the headings “Base Salary Rate” and “Annual Incentive Awards Granted—Cash.” As no named executive officer was awarded an annual incentive for 2008, the amounts under “Annual Incentive Awards Granted—Cash” are zero dollars.

Equity Compensation. As to equity compensation, the table above reflects equity awards in the year they are awarded. In contrast, the Summary Compensation Table and related tables are required under SEC rules to reflect the amount of equity compensation that is recorded as an expense in our consolidated financial statements in the year indicated. The table above indicates that no equity was awarded for 2008 to any of the named executive officers consistent with the determination that no annual, medium- or long-term incentives be awarded to named executive officers for 2008. The Summary Compensation Table and related tables, however, reflect the 2008 expense associated with equity awards granted with respect to prior years. The impact of our decision not to make any incentive compensation grants to the named executive officers with respect to 2008 will be reflected in the Summary Compensation Table in future years. In addition, if an officer is eligible for early retirement, the SEC requires accelerated reporting in the Summary Compensation Table and related tables of amounts that would be eligible upon retirement under the terms of such awards. The amounts that are reported in columns (e) and (f) of the Summary Compensation Table represent the accounting expense that we incurred during 2008 for deferred share awards, performance share awards, options and stock appreciation rights, or SARs, granted to our named executive officers in 2005 through 2008. The value of equity-based awards granted in prior years and held by the named executive officers increases and decreases along with the share price of our common stock.

Total Compensation. The amounts disclosed in the table above under the heading “2008 Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ for two principal reasons. First, the equity awards in the Summary Compensation Table, as required by the SEC rules, represent awards made for prior years that we expensed during 2008 and also reflect, as applicable, expense accelerated due to the relevant named executive officer’s early retirement eligibility under the terms of applicable awards. Second, the 2008 total in the Summary Compensation Table includes amounts relating to the change in pension value during 2008, which the Committee did not view conceptually as a component of 2008 total compensation and therefore did not include in its calculation. In taking this view, the Committee noted that meaningful data from the peer group regarding increases in pension value was not available and, therefore, could not be readily used as a quantitative factor in evaluating compensation relative to the peer group.

Change of Control Agreements

The Recovery Act contains provisions prohibiting State Street, as a recipient of financial assistance under TARP, from making any golden parachute payment to specified State Street employees, including the named executive officers. The Recovery Act defines a golden parachute payment as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. We are awaiting guidance from Treasury in applying the Recovery Act’s golden parachute payment prohibition to our existing program, in place since 1995, under which all of our senior executives receive potential benefits upon a change of control of State Street. However, pending further guidance, we currently expect the prohibition will significantly limit the payments provided for under those agreements during the period in which any of our obligations arising from financial assistance provided under TARP, other than under common stock purchase warrants, remain outstanding. The Committee intends to review our existing change of control program, as part of its 2009 review of our compensation plans described above under the heading “Process and Procedures for Considering and Determining Executive and Director Compensation—Executive Compensation”.

Subject to the restrictions of the Recovery Act, our current change of control program provides our senior executives with one of three levels of potential benefits upon a change of control. The structure of our change of control agreements with our named executive officers was put in place in 1995 after consideration of appropriate measures to retain key employees in light of a then-threatened hostile bid to acquire State Street. Under this program each of our named executive officers is a party to an agreement entitling him to specified change of control benefits. We have continued to provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. The terms of these agreements and the amounts payable under them are described below under “Potential Payments upon Termination or Change of Control.” Our agreements are structured to provide our executives the benefits under the agreement if they are terminated involuntarily following a change of control. In addition, certain of the executives are entitled to the benefits under the agreement upon a voluntary resignation, but only during a 30-day window beginning either 180 days or one year after the change of control. The agreements for Messrs. Logue and Resch contain the 180-day provision, and the agreements for Messrs. Hooley, Antonellis and Phalen contain the one-year provision. We believe that this modified “single trigger” provides the executive with protection in the event of a change of control, but provides an incentive for the executive to stay with the company for a transition period following a change of control. The agreements for these executives provide for a gross-up payment to make them whole for any “golden parachute” excise tax under Section 280G of the Internal Revenue Code. As noted above, any payments under the change of control agreements are now limited by applicable restrictions under the Recovery Act. Prior to the Recovery Act, payments under the change of control agreements were limited by the omnibus compensation amendments entered into by each of our named executive officers in connection with our participation in Treasury’s TARP capital purchase program. For a discussion of these amendments, see “Omnibus Compensation Amendments” below.

Omnibus Compensation Amendments

As described above, in October 2008 Treasury announced its TARP capital purchase program designed to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. State Street was invited to be one of the first nine banks to help lead this initiative, and in late October, we received an investment of $2 billion from Treasury in return for shares of our fixed-rate cumulative perpetual preferred stock and a warrant to purchase shares of our common stock. Under the terms of the purchase agreement for this investment, for so long as Treasury holds any State Street securities acquired under the purchase agreement or the warrant, State Street must maintain compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 and applicable guidance or regulations issued by the Secretary of the Treasury on or prior to October 28, 2008. Consistent with these obligations, on October 27, 2008, State Street entered into omnibus amendments with each of its named executive officers, amending its compensation, bonus, incentive and other benefit plans, arrangements and agreements with those officers, including golden parachute, severance and employment agreements, to the extent necessary to be in compliance with those executive compensation and corporate governance requirements. The amendments, among other things, (1) prevent the payment of golden parachute payments to the officer in an amount greater than three times the officer’s “base amount” determined under Section 280G of the Internal Revenue Code (generally the officer’s average annual compensation over the preceding five-year period) and (2) provide that any bonus or incentive compensation paid to the executive will be subject to recovery or “clawback” by State Street if the payments were based on materially inaccurate financial statements or any other materially inaccurate statement of performance metric criteria. Each of these requirements applies during the period that Treasury owns any securities acquired under the purchase agreement and within the meaning of Section 111(b) of the EESA and the applicable guidance and regulations issued by Treasury.

In addition, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 was enacted. As a recipient of investment under the capital purchase program portion of TARP, the Recovery Act mandated additional requirements applicable to the compensation of our executive officers during the period in which we retain obligations under TARP, other than obligations under warrants issued to Treasury. Among other requirements, the Recovery Act contains a provision requiring recovery by State Street of any bonus, retention award or incentive compensation paid to our named executive officers based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. In March 2009, each of our named executive officers entered into clawback agreements with State Street providing for the recovery by State Street of bonus, retention award and incentive compensation, to the extent required by the Recovery Act.

Executive Stock Ownership Guidelines

We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is the lesser of 100,000 shares or shares valued at $5,000,000 for the chief executive officer, the lesser of 40,000 shares or shares valued at $2,000,000 for members of our Operating Group, representing our senior-most policy making executive officers, and 10,000 shares or shares valued at $500,000 times base salary for all other executive officers. The level of ownership is calculated on the date that we use for the beneficial ownership table in our annual meeting proxy statement and by reference to the closing price of our common stock on the New York Stock Exchange on that date. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. As of March 5, 2009, the stock ownership of each of our named executive officers exceeded the expected level of ownership under these guidelines.

Equity Grant Practices

Although no named executive officer received any equity awards for 2008, the Committee has adopted an Equity Grant Policy of general applicability, as described below:

Annual grants. Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Committee, and subject to any limitations that the Committee may establish, a single-person committee of the Board comprised of the Chairman of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February.

New hire, promotion and other grants. Grants of equity awards to executive vice presidents and above in connection with new hirings, promotions, special recognition or other special circumstances are made by the Committee. However, during the interim periods between scheduled meetings of the Committee, the Chairman of the Committee may make awards to executive vice presidents (and above) who are not executive officers; and a subcommittee made up of the Chairman of the Committee and another independent member of the Board may make awards to executive officers. Awards of these types to other employees may be made either by the Committee or by a single-person committee of the Board comprised of the Chairman of the Board, subject to limitations established by the Committee.

The grant date of all equity awards will be on a date of a scheduled meeting of the Committee or, if pursuant to delegated authority, the last business day of a calendar month. Except for the setting of the February meeting to occur after our release of earnings, there is no program, plan or practice of timing these awards with the release of material financial information. The exercise price for all stock options and stock appreciation rights will be the closing price of the Company’s common stock on the date of grant.

Compensation Committee Report

The Executive Compensation Committee furnishes the following report:

The Committee hereby certifies that it has reviewed with State Street’s senior risk officers the company’s senior executive officer incentive compensation arrangements, within the meaning of the applicable interim final rule under Treasury’s TARP capital purchase program, and has made reasonable efforts to ensure that such arrangements do not encourage State Street’s senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair

Nader F. Darehshori

Linda A. Hill

Robert E. Weissman

Summary Compensation Table1

Name and Principal Position	Year	Salary ($)	Stock Awards[2] ($)	Option / SAR Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Ronald E. Logue	2008	$1,000,000	$13,366,897	$6,441,092	$0	$7,783,662	$120,824	$28,712,475
Chief Executive Officer	2007	$1,000,000	$7,955,909	$8,117,004	$3,750,000	$7,414,697	$107,345	$28,344,955
	2006	$1,000,000	$9,499,318	$8,450,054	$5,000,000	$2,698,318	$109,820	$26,757,510

Edward J. Resch	2008	$688,462	$6,066,298	$3,836,445	$0	$782,889	$74,000	$11,448,094
Chief Financial Officer	2007	$650,000	$2,523,908	$1,521,866	$1,291,500	$581,643	$23,750	$6,592,667
	2006	$644,231	$2,680,365	$1,089,005	$1,722,000	$255,414	$23,077	$6,414,092

Joseph L. Hooley	2008	$763,462	$5,991,820	$2,428,810	$0	$2,256,574	$157,687	$11,598,353
President and Chief	2007	$725,000	$3,853,359	$1,729,183	$1,937,500	$1,974,534	$103,373	$10,322,949
Operating Officer	2006	$719,231	$2,368,961	$1,101,160	$2,583,333	$410,978	$43,981	$7,227,644

Joseph C. Antonellis	2008	$713,462	$5,178,740	$3,223,723	$0	$2,145,613	$140,367	$11,401,905
Vice Chairman	2007	$675,000	$3,369,666	$1,943,906	$1,291,500	$1,604,307	$105,336	$8,989,715
	2006	$669,231	$2,265,925	$1,020,666	$1,722,000	$607,787	$48,874	$6,334,483

James S. Phalen[5]	2008	$533,846	$3,887,646	$1,637,098	$0	$1,885,766	$2,359,988	$10,304,344
Executive Vice President	2007	$480,000	$2,059,193	$1,709,650	$968,500	$1,463,704	$328,272	$7,009,319

(1)	As described on page 32 of this proxy statement under “Compensation Discussion and Analysis—Relationship of Total Compensation to Summary Compensation Table and Related Tables”, none of our named executive officers received any incentive compensation grants, including stock awards, for 2008. As no named executive officer was awarded an annual incentive for 2008, the 2008 amounts in the table above under “Non-Equity Incentive Plan Compensation” are zero dollars. As to equity compensation, the amounts above under “Stock Awards” and “Option/SAR Awards” reflect the amount of equity compensation that is recorded as an expense in our consolidated financial statements in the year indicated. Although no equity was awarded for 2008 to any of the named executive officers consistent with the determination that no annual, medium- or long-term incentives be awarded to named executive officers for 2008, the table above reflects the 2008 expense associated with equity awards granted with respect to prior years. The impact of our decision not to make any incentive compensation grants to the named executive officers with respect to 2008 will be reflected in the Summary Compensation Table in future years. The value of equity-based awards granted in prior years and held by the named executive officers increases and decreases along with the share price of our common stock.

(2)

Stock awards granted in February 2008 were granted as part of incentive compensation for 2007 (see note 1 above) and are reported in the above table, along with stock awards for prior years, as follows. The amounts in the “Stock Awards” column represent the accounting expense that we incurred during the indicated year for deferred stock awards, restricted stock awards and performance awards granted to the named executive officers in the years indicated and prior years. The amounts in the “Option/SAR Awards” column represent the accounting expense that we incurred during the indicated year for options and SARs granted to the named executive officers in the years indicated and prior years. For Mr. Logue, $5,617,159 of the 2008 amount in the “Stock Awards” column and $4,351,027 of the 2008 amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. For Mr. Resch, $2,391,578 of the 2008 amount in the “Stock Awards” column and $1,925,987 of the 2008 amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. For Mr. Antonellis, $245,479 of the 2008 amount in the “Stock Awards” column and $1,109,089 of the 2008 amount in the “Option/SAR Awards” column represent accelerated expense as a result of his becoming eligible for early retirement in 2009. For Mr. Phalen, $1,714,383 of the 2008 amount in the

“Stock Awards” column and $1,145,263 of the 2008 amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. There were no forfeitures of any awards by any of the named executive officers during 2008. The assumptions made in the valuation of the expense amounts included in these two columns are discussed in note 15 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	These amounts represent the change in the actuarial present value of the accumulated benefits under our defined benefit and supplemental pension plans.

(4)	Perquisites that all of the named executive officers received in 2008 include executive health screening ($3,000 each) and personal liability coverage ($1,000 each). For 2008, Messrs. Hooley, Antonellis and Phalen received financial planning and tax services ($10,300 for Mr. Hooley, $13,734 for Mr. Antonellis and $8,584 for Mr. Phalen), and Messrs. Hooley, Antonellis and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Matching charitable contributions were made in the name of Messrs. Logue, Hooley and Antonellis to charities of their choice under State Street’s matching gift program ($25,000 for Mr. Logue, $15,000 for Mr. Resch, $13,500 for Mr. Hooley and $750 for Mr. Antonellis). Messrs. Logue, Hooley and Antonellis were provided a company car and driver/security specialist and security at their residence. For the car and driver in 2008, the aggregate incremental cost ($34,695 for Mr. Logue, $27,148 for Mr. Hooley and $25,965 for Mr. Antonellis) was determined by allocating the total cost between personal and business use by mileage traveled. For the security at their residence, the aggregate incremental cost ($18,329 for Mr. Logue, $27,739 for Mr. Hooley and $20,918 for Mr. Antonellis) was determined by invoice amounts for alarm monitoring and maintenance. The amounts in this column for 2008 also include company contributions to defined contribution plans in the following amounts for the named executive officers: Mr. Logue ($38,800), Messrs. Resch, Hooley, Antonellis and Phalen ($55,000 each).

(5)	Mr. Phalen’s “All Other Compensation” for 2008 includes $2,272,404 in net payments by State Street in connection with an expatriate assignment. State Street provides expatriate employees with cost of living, housing and other relocation assistance as well as a tax equalization policy applicable to all employees working on temporary international assignments in jurisdictions other than their home country where taxes in the home and host jurisdictions are paid on the employee’s behalf. In 2008, in connection with Mr. Phalen’s assignment to the United Kingdom as head of international operations for Investment Servicing and Investment Research and Trading, State Street’s payments included a cost-of-living allowance of $127,505, tax equalization payments of $1,753,935, housing and moving expenses equal to $311,212, and other benefits of $79,752. All payments described above were made in either U.S. dollars or British Pounds Sterling and converted to U.S. dollars based on the average monthly conversion rate we use for budgeting and reporting purposes.

Grants of Plan-Based Awards in 2008

Name	Plan/Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/SAR Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ronald E. Logue Chief Executive Officer	2008 SEAIP 162(m) Plan	$0	$9,716,000	$10,000,000
	2006 Equity Incentive Plan (2/28/08 AIP RSA)[2]							50,287			$4,108,951
	2006 Equity Incentive Plan (2/28/08 SAR)								256,701	$81.71	$5,406,123
	2006 Equity Incentive Plan (2/28/08 Cycle Q 2008-2009)[3]				0	75,984	75,984				$6,097,716
Edward J. Resch Chief Financial Officer	2008 SEAIP 162(m) Plan	$0	$3,643,000	$10,000,000
	2006 Equity Incentive Plan (2/28/08 AIP RSA)[2]							20,262			$1,655,608
	2006 Equity Incentive Plan (2/28/08 SAR)								113,629	$81.71	$2,393,027
	2006 Equity Incentive Plan (2/28/08 Cycle Q 2008-2009)[3]				0	33,634	33,634				$2,699,129
Joseph L. Hooley President and Chief Operating Officer	2008 SEAIP 162(m) Plan	$0	$5,465,000	$10,000,000
	2006 Equity Incentive Plan (2/28/08 AIP RSA)[2]							30,390			$2,483,167
	2006 Equity Incentive Plan (2/28/08 SAR)								167,135	$81.71	$3,519,863
	2006 Equity Incentive Plan (2/28/08 Cycle Q 2008-2009)[3]				0	49,472	49,472				$3,970,128
Joseph C. Antonellis Vice Chairman	2008 SEAIP 162(m) Plan	$0	$4,554,000	$10,000,000
	2006 Equity Incentive Plan (2/28/08 AIP RSA)[2]							29,279			$2,392,387
	2006 Equity Incentive Plan (2/28/08 SAR)								124,395	$81.71	$2,619,759
	2006 Equity Incentive Plan (2/28/08 Cycle Q 2008-2009)[3]				0	36,821	36,821				$2,954,885
James S. Phalen Executive Vice President	2008 SEAIP 162(m) Plan	$0	$3,036,000	$10,000,000
	2006 Equity Incentive Plan (2/28/08 AIP RSA)[2]							18,204			$1,487,449
	2006 Equity Incentive Plan (2/28/08 SAR)								67,568	$81.71	$1,422,982
	2006 Equity Incentive Plan (2/28/08 Cycle Q 2008-2009)[3]				0	20,000	20,000				$1,605,000

[1]	These amounts are payable in cash
[2]	2/28/08 Annual Incentive Plan restricted stock award.
[3]	Performance award granted on 2/28/08 for the 2008—2009 period.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive bonuses under the Senior Executive Annual Incentive Plan (“SEAIP”), which has been approved by shareholders. The SEAIP is further described above under the heading “Compensation Discussion and Analysis – Total Compensation for 2008– Incentive Compensation”

The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under a long-term incentive compensation program under which State Street grants performance awards to senior executive officers and are further described above under the heading “Compensation Discussion and Analysis – Total Compensation for 2008– Incentive Compensation.” These performance awards, which are denominated in units of State Street stock, are paid out in State Street stock if over a two-year performance period State Street meets performance goals that the Committee specifies at the time of the award. The awards made in February 2008 that cover the 2008-2009 performance period are included in the table, but as discussed above, these awards represent a portion of 2007 total compensation for the named executive officers. The performance goals are specified levels of cumulative operating earnings per share and operating return on equity.

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table represent restricted stock awards that comprise a portion of the 2007 bonus awarded in February 2008 and will vest in two equal annual installments.

The awards that appear in the “All Other Option Awards” column of the Plan-Based Awards Table represent SARs, which represent the right to receive a payment in State Street stock equal to the value of the appreciation of the stock over a base price set at the time of the grant. These awards were made in February 2008 and were awarded as part of 2007 total compensation. The base price for these awards was the closing price of State Street stock on the New York Stock Exchange on the date of grant. The SARs have a maximum 10-year term and become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant.

The equity awards described above vest and, as applicable, become exercisable immediately following a triggering event in connection with a change of control, as described below under “Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End, December 31, 2008

	Options/SAR Awards						Stock Awards[1]
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Ronald E. Logue	12/21/00	156,400	0	0	$60.7375	12/20/10	02/15/07	17,708	$696,456
Chief Executive Officer	12/20/01	257,600	0	0	$51.9750	12/19/11	02/28/08	50,287	$1,977,788	75,984	$2,988,451
	02/21/02	28,600	0	0	$49.7050	02/20/12
	12/23/02	250,000	0	0	$39.9500	12/22/12
	12/17/03	205,500	0	0	$49.8100	12/16/13
	03/02/05	219,000	73,000	0	$44.5300	03/01/15
	03/01/06	143,845	143,845	0	$62.6300	02/29/16
	02/15/07	71,469	214,410	0	$70.5900	02/14/17
	02/28/08	0	256,701	0	$81.7100	02/27/18
Edward J. Resch	11/21/02	28,500	0	0	$46.2100	11/20/12	02/15/07	6,099	$239,874
Chief Financial Officer	12/19/02	50,000	0	0	$40.2200	12/18/12	02/28/08	20,262	$796,904	33,634	$1,322,825
	12/17/03	64,700	0	0	$49.8100	12/16/13
	03/02/05	72,975	24,325	0	$44.5300	03/01/15
	03/01/06	44,952	44,952	0	$62.6300	02/29/16
	02/15/07	28,186	84,558	0	$70.5900	02/14/17
	02/28/08	0	113,629	0	$81.7100	02/27/18
Joseph L. Hooley	02/17/00	48,000	0	0	$39.2500	02/16/10	12/20/06			22,083	$868,524
President and Chief	12/21/00	54,200	0	0	$60.7375	12/20/10	02/15/07	9,150	$359,870
Operating Officer	12/20/01	96,600	0	0	$51.9750	12/19/11	02/28/08	30,390	$1,195,239	49,472	$1,945,734
	02/21/02	13,400	0	0	$49.7050	02/20/12
	12/19/02	93,300	0	0	$40.2200	12/18/12
	12/17/03	61,600	0	0	$49.8100	12/16/13
	03/02/05	48,675	16,225	0	$44.5300	03/01/15
	03/01/06	47,469	47,469	0	$62.6300	02/29/16
	02/15/07	45,466	136,399	0	$70.5900	02/14/17
	02/28/08	0	167,135	0	$81.7100	02/27/18
Joseph C. Antonellis	12/21/00	29,600	0	0	$60.7375	12/20/10	12/20/06			22,083	$868,524
Vice Chairman	12/20/01	39,650	0	0	$51.9750	12/19/11	02/15/07	6,099	$239,874
	12/19/02	790	0	0	$40.2200	12/18/12	02/28/08	29,279	$1,151,543	36,821	$1,448,170
	12/17/03	32,867	0	0	$49.8100	12/16/13
	03/02/05	32,450	16,225	0	$44.5300	03/01/15
	03/01/06	49,627	49,627	0	$62.6300	02/29/16
	02/15/07	38,287	114,863	0	$70.5900	02/14/17
	02/28/08	0	124,395	0	$81.7100	02/27/18
James S. Phalen	12/16/99	25,000	0	0	$34.6407	12/15/09	03/02/05	1,616	$63,557
Executive Vice President	12/21/00	9,400	0	0	$60.7375	12/20/10	03/02/05	192	$7,551
	02/21/02	7,100	0	0	$49.7050	02/20/12	02/15/07	4,574	$179,895
	12/19/02	9,800	0	0	$40.2200	12/18/12	02/28/08	18,204	$715,963	20,000	$786,600
	12/17/03	8,100	0	0	$49.8100	12/16/13
	03/02/05	47,625	15,875	0	$44.5300	03/01/15
	03/01/06	35,961	35,962	0	$62.6300	02/29/16
	02/15/07	16,355	49,066	0	$70.5900	02/14/17
	02/28/08	0	67,568	0	$81.7100	02/27/18
[1]	Closing stock price on December 31, 2008 was $39.33.
[2]	All option/SAR awards granted on 03/02/05, 03/01/06, 02/15/07, and 02/28/08 vest in 4 equal annual installments (25% per year) starting on the first anniversary of the grant.
[3]	Vesting for unvested stock awards is as follows:
–	All stock awards granted on 03/02/05 vest in 4 equal annual installments. The remaining awards shown vested on 02/15/09;
–	All unvested stock awards shown granted on 02/15/07 vested on 02/15/09; and
–	All unvested stock awards granted on 02/28/08 vested 50% on 02/15/09 and 50% will vest on 02/15/10.
[4]	Vesting for equity incentive plan awards is as follows:
–	performance awards granted on 12/20/06 vest from 2 to 5 years (25% vest in December of 2008, 2009, 2010, 2011) if performance targets are met; and
–	performance awards granted on 02/28/08 are for the 2008-2009 performance cycle (Cycle Q); payout will be in stock in 2010.

2008 Option/SAR Exercises and Stock Vested

	Option/SAR Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue Chief Executive Officer	—	—	115,635	$4,236,726
Edward J. Resch Chief Financial Officer	—	—	43,464	$1,491,269
Joseph L. Hooley President and Chief Operating Officer	16,800	$799,109	75,664	$2,396,108
Joseph C. Antonellis Vice Chairman	43,960	$1,614,994	62,784	$1,864,339
James S. Phalen Executive Vice President	27,400	$41,682	27,874	$1,088,013

[1]	Includes deferred stock awards that vested in 2008, and performance awards earned for the 2007—2008 performance period.

-	Number of shares of Deferred Stock Awards that vested in 2008 are as follows: Mr. Logue, 31,014; Mr. Resch, 10,091; Mr. Hooley, 14,472; Mr. Antonellis, 10,091; Mr. Phalen, 8,509.

-	Performance awards earned for the 2007—2008 performance cycle are as follows: Mr. Logue, 84,621; Mr. Resch, 33,373; Mr. Hooley, 61,192 (includes 7,360 from his 12/20/2006 special performance award grant that vested for the 2007-2008 performance period and 53,832 from his 2/15/2007 performance award grant for the 2007-2008 performance period); Mr. Antonellis, 52,693 (includes 7,360 from his 12/20/2006 special performance award grant that vested for the 2007-2008 performance period and 45,333 from his 2/15/2007 performance award grant for the 2007-2008 performance period); Mr. Phalen, 19,365.

Pension Benefits as of December 31, 2008

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue	Retirement Plan	17	$277,813	—
Chief Executive Officer	MSRP (Management Supplemental Retirement Plan)	17	$1,802,970	—
	ESRP (Executive Supplemental Retirement Plan)	18	$23,220,382	—

	Total		$25,301,165
Edward J. Resch	Retirement Plan	5	$40,112	—
Chief Financial Officer	MSRP (Management Supplemental Retirement Plan)	5	$231,418	—
	ESRP (Executive Supplemental Retirement Plan)	6	$1,820,701	—

	Total		$2,092,231
Joseph L. Hooley[3]	Retirement Plan	12	$120,748	—
President and Chief Operating Officer	MSRP (Management Supplemental Retirement Plan)	12	$576,741	—
	ESRP (Executive Supplemental Retirement Plan)	22	$6,881,110	—

	Total		$7,578,599
Joseph C. Antonellis	Retirement Plan	16	$214,412	—
Vice Chairman	MSRP (Management Supplemental Retirement Plan)	16	$572,413	—
	ESRP (Executive Supplemental Retirement Plan)	17	$5,729,959	—

	Total		$6,516,784
James S. Phalen	Retirement Plan	16	$219,346	—
Executive Vice President	MSRP (Management Supplemental Retirement Plan)	16	$699,303	—
	ESRP (Executive Supplemental Retirement Plan)	17	$4,805,670	—

	Total		$5,724,319

(1)	Retirement Plan and MSRP service is credited from first anniversary of date of hire. ESRP service is credited from date of hire.

(2)	All assumptions are as detailed in note 19 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, including a discount rate of 6.00% with the exception of the following:
–	retirement age assumed to be Normal Retirement Age as defined by each plan; and
–	no pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this estimated December 31, 2008 disclosure information is 60% lump sum and 40% annuity for the Retirement Plan. For the MSRP and ESRP, benefits paid after January 1, 2008 are in the form of a three-year installment. The 2008 qualified plan compensation limit of $230,000 has been incorporated.

(3)	For Mr. Hooley’s SDBPP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

State Street maintains a qualified defined benefit plan, referred to as the Retirement Plan. Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant’s salary, overtime, bonus and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participants’ eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. Effective December 31, 2007, the

Retirement Plan was again amended to freeze participation and all future pay credits, with the exception of a three-year transition subsidy provided to certain participants who met a specified combination of age and completed years of service on that date. The normal retirement age under the Retirement Plan is 65, although earlier retirement options are available. The Retirement Plan has a three-year vesting provision (five years for certain participants who ceased employment prior to January 1, 2008), and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street has maintained a supplemental retirement plan, the Management Supplemental Retirement Plan, referred to as the MSRP, that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code. Each of the named executive officers participates in the MSRP.

State Street also maintains the Executive Supplemental Retirement Plan, referred to as the ESRP, formerly known as the Supplemental Defined Benefit Pension Plan, to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan on the January 1 after their appointment to an eligible position. During 2008, all of the named executive officers participated in the ESRP.

The ESRP provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, and a new defined contribution component. In general, the defined benefit component of the ESRP (when expressed as a life annuity commencing at age 65) accrues at the annual rate of 2 1/2% of eligible earnings (generally base salary plus bonus under the annual incentive plan in which he or she participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. For participants who retire early, the defined benefit component is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the ESRP pays a disability benefit equal to the participant’s accrued defined benefit component including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

For certain participants, the ESRP also contains special defined benefit provisions that may apply in lieu of or in addition to the general defined benefit provisions. In Mr. Hooley’s case, the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan is added to the benefit determined from the defined benefit formula under the ESRP. No offsets apply to this formula benefit. As of December 31, 2008, the balance of this hypothetical account was $763,417. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These special defined benefit provisions were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Effective January 1, 2008, the ESRP was amended to freeze the defined benefit component. The amended plan includes transition that continues the defined benefit component for certain executives who have attained age 50 and have been appointed an executive vice president for at least five years as of December 31, 2007. Messrs. Logue, Hooley, Antonellis and Phalen are provided with a transition benefit that continues the defined benefit component until January 1, 2010 and, with the exception of Messrs. Hooley and Antonellis, is subject to the pre-2005 reduction factors. Messrs. Hooley’s and Antonellis’ transition defined benefits are subject to the standard reduction factors. Mr. Resch is provided with continued accruals under the defined benefit component until January 1, 2011, for a total of three years, and will qualify for the pre-2005 reduction factors although otherwise ineligible for those factors based on his age and service.

The defined contribution component of the ESRP was added to the plan effective January 1, 2008. After their respective transition periods end, as described in the immediately preceding paragraph, each of the named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to a separate account in the amount of $200,000. Amounts credited to the account may be allocated by the executive among available notional investment options. Each of the named executive officers will also receive each year an additional $200,000 credit allocated automatically to a notional State Street stock fund or the Committee may choose instead, in lieu of this latter $200,000 credit, to grant a $200,000 deferred stock award under State Street’s Equity Incentive Plan for the applicable year.

Participants are eligible to receive one-third of their ESRP benefit if they have attained age 53 and have a combined age and service of at least 60; vesting increases to two-thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Benefits under the ESRP are subject to forfeiture in the event a participant’s employment terminates for for any reason other than death or disability prior to vesting at any time.

Vested participants who terminate their employment on or after January 1, 2008, will receive their benefit from the ESRP in three equal annual installments with the first payment commencing on the first day of the month following the six-month anniversary of their termination of employment. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment.

Based on their age and service to State Street, Messrs. Logue, Phalen, Antonellis, and Resch are eligible for early retirement under the Retirement Plan and related supplemental plans, and Messrs. Resch and Antonellis are eligible for early retirement under the ESRP. Mr. Hooley is eligible for early retirement under the ESRP in his Individual Retirement Account, but does not yet meet the age and service requirements for early retirement under any of the Retirement Plan, MSRP or ESRP benefit. Under the benefit formula described in the preceding paragraphs each of Messrs. Logue, Phalen, Resch, Antonellis and Hooley would have received the following benefits if he had retired at the end of 2008: Mr. Logue would have been entitled to a benefit of $30,368,891, after applying early retirement reduction factors, consisting of a benefit of $285,147 from the Retirement Plan, a benefit of $1,818,630 from the MSRP, and a benefit of $28,265,114 from the ESRP; Mr. Phalen would have been entitled to a benefit of $8,213,307 after applying early retirement reduction factors, consisting of a benefit of $230,171 from the Retirement Plan, a benefit of $721,148 from the MSRP, and a benefit of $7,261,988 from the ESRP; Mr. Antonellis would have been entitled to a benefit of $10,119,213 from the ESRP, after applying early retirement reduction factors; Mr. Resch would have been entitled to a benefit of $2,374,069 from the ESRP, after applying early retirement reduction factors and two-thirds vesting adjustment; and Mr. Hooley would have been entitled to a benefit of $763,417 from his Individual Retirement Account.

2008 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Ronald E. Logue	$0	$0	($383,493)	$0	$365,855
Chief Executive Officer

Edward J. Resch	$165,385	$16,200	($371,992)	$0	$709,373
Chief Financial Officer

Joseph L. Hooley	$110,048	$16,200	($618,150)	$0	$1,082,937
President and Chief Operating Officer

Joseph C. Antonellis	$20,567	$16,200	($842,558)	$0	$1,356,676
Vice Chairman

James S. Phalen	$30,762	$16,200	($709,784)	$0	$1,715,717
Executive Vice President

State Street maintains the State Street Corporation Management Supplemental Savings Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 1% to 25%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($15,500 for 2008, or $20,500 for employees age 50 and older), and (b) a percentage, from 5% to 92%, of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. State Street matches all deferrals made under the plan up to a maximum of 6% of a participant’s match-eligible compensation, which is defined as the lesser of (i) base salary plus annual cash incentive bonus not exceeding 50% of prior year base salary, or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($230,000 in 2008). State Street also provides a performance-based credit, in the company’s discretion, to participants whose base salary exceeds the Internal Revenue Code cap on annual compensation. The amount of the performance-based credit is limited to 5% of the amount by which a participant’s base salary exceeds the Internal Revenue Code cap on annual compensation, but disregarding salary in excess of $500,000. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2008 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
Vanguard Prime Money Market Fund	2.81%
SSgA Intermediate Bond Index Fund	5.01%
SSgA S&P 500 Flagship Fund	-36.93%
SSgA International Index Fund	-43.33%
State Street Common Stock	-50.17%

Distributions of base salary and bonus deferrals from the plan are made, pursuant to the participant’s election at commencement of participation, either (i) on the first business day of the month following the six month anniversary or the participant’s termination of employment, or (ii) at a specified date not earlier than one year from the date participation commenced. Payment is made either in a single lump sum distribution or in installments over two to ten years. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Matching and performance-

based credits are paid in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

Potential Payments upon Termination or Change of Control

As described above under the heading “Compensation Discussion and Analysis – Change of Control Agreements”, the American Recovery and Reinvestment Act of 2009 contains provisions prohibiting State Street from making golden parachute payments to specified State Street employees, including the named executive officers, during the period in which any of our obligations arising from financial assistance provided under TARP, other than under common stock purchase warrants, remains outstanding. The Recovery Act defines a golden parachute payment as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. We are awaiting guidance from the U.S. Department of the Treasury in applying the Recovery Act’s golden parachute payment prohibition to our existing termination of employment policies and our change of control program. However, pending further guidance, we currently expect the prohibition will significantly limit payments to the named executive officers under either those policies or that program. The Committee intends to review our existing change of control program, as part of its 2009 review of our compensation plans.

The following discussion reviews and summarizes: (1) the terms of our current termination of employment policies, the payments we currently expect were available to our named executive officers under those policies at February 17, 2009, in light of the restrictions under the Recovery Act, and the payments available to our named executive officers under those policies at December 31, 2008; and (2) the terms of our current change in control program, the payments we currently expect were available to our named executive officers under the program at February 17, 2009, in light of the restrictions under the Recovery Act, and the payments available to our named executive officers under the program at December 31, 2008. February 17, 2009 is the date the Recovery Act was enacted. SEC rules also require that we provide information about the payments available to our named executive officers at December 31, 2008, the end of our most recent completed fiscal year.

As of December 31, 2008, State Street was a participant in Treasury’s TARP capital purchase program and subject to the restrictions on golden parachute payments applicable to all participants in that program at that time. In general, for purposes of those restrictions, a golden parachute payment was a compensatory payment made on account of an applicable severance from employment. The TARP capital purchase program restriction then in effect generally limited the value of golden parachute payments to any one of our named executive officers to an amount less than three times the sum of the officer’s annual base salary and most recent cash bonus.

The February 17, 2009 information provided below is not a substitute for the December 31, 2008 information required by the SEC’s rules. The February 17, 2009 information is provided as a supplement to the December 31, 2008 information, to update the earlier information to take into account our current expectations, pending further guidance, as to the effects of the golden parachute payment prohibitions under the newly enacted Recovery Act on payments to our named executive officers under our termination of employment policies and change of control program.

Termination of Employment Policies

State Street has a severance policy that applies to all salaried employees in a reduction in staff or layoff or upon a determination that the employee’s work performance is the result of factors that may be beyond the employee’s control. In addition to providing for benefits under various plans that apply to all employees, the severance policy provides for severance pay up to a maximum, which varies depending on employment grade. Severance payments made under the policy are subject to the officer’s compliance with specified restrictive covenants. For the named executive officers, all of whom are executive vice presidents or higher, the policy provides for a severance period of 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary.

Assuming a qualifying termination of employment at February 17, 2009, we currently expect that the golden parachute payment prohibitions under the Recovery Act, if in effect, would prevent us from making any payments to any of our named executive officers under our severance policy. At December 31, 2008, the Recovery Act was not yet enacted. Assuming a qualifying termination of employment at December 31, 2008, each of our named executive officers would have been eligible to receive severance payments under the severance policy in the following amounts: Mr. Logue—$2,000,000; Mr. Resch—$1,023,077; Mr. Hooley—$1,550,000; Mr. Antonellis—$1,450,000; and Mr. Phalen—$1,100,000.

All deferred stock awards, restricted stock awards, stock options and SARs continue to vest during the severance period and, if awarded after 2006, continue to vest under the original terms of the award unless an employee is terminated for cause or terminates voluntarily. All performance-based awards will be paid on the scheduled payment date, subject to attainment of performance measures. In addition, in connection with a termination other than following a change of control, each of the named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above under “Pension Plans” and “Non-Qualified Deferred Compensation.” All payments to “specified employees” are subject to a six-month delay under the rules of Section 409A. Pending further guidance, we currently expect that the continued vesting of performance-based award payments and retirement benefits described in this paragraph would not be prohibited by the golden parachute payment prohibition under the Recovery Act, nor would they be prohibited by the TARP capital purchase program restrictions in effect on December 31, 2008.

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 90 days before the renewal date that the agreement will not be renewed.

Each agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and, for each fiscal year ended during the employment period, a cash bonus not less (when expressed as a percentage of salary) than the bonus paid to the executive for the last full fiscal year preceding the change of control. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change-of-control agreements provide for the payment of accrued salary and benefits, including a pro-rated annual bonus, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below if the executive is terminated other than for cause or on account of disability, terminates his own employment for any reason during a 30-day window beginning either 180 days (in the case of Messrs. Logue and Resch) or one year (in the case of Messrs. Hooley, Antonellis and Phalen) after the change of control, or otherwise terminates his own employment for “good reason.” The term “good reason” as used in the agreements includes a breach by State Street of its compensation and benefit commitments under the agreement, an attempted relocation by more than 35 miles, an improper termination of the executive’s employment, or a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities. The severance-type benefits payable in these circumstances includes a lump sum equal to three times base salary, most recent annual bonus, and 401(k) matching contribution; a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the executive would have received had he remained employed for three years after the date of termination; continued employee welfare benefits for three years after the date of termination; and outplacement services.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control.

Whether or not the executive’s employment terminates, the agreements also entitle the named executive officers to gross-up payments to make up for taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G of the Internal Revenue Code.

Change in control payments at February 17, 2009. The amounts set forth in the following table are based, in the case of each named executive officer, on the hypothetical assumption that on February 17, 2009 State Street had a change of control and that immediately thereafter, but also on February 17, 2009, the executive was terminated, received a lump sum payment of all cash entitlements under the change of control agreement and benefited from acceleration of all equity awards accelerating upon the change of control. These amounts represent our current expectation, pending further guidance, of the effects of the golden parachute payment prohibition under the Recovery Act, if effective, on the components of change of control benefits provided for by the change of control agreement with each named executive officer.

Change of Control Benefit Components— February 17, 2009 (dollars in millions)	Ronald E. Logue	Edward J. Resch	Joseph L. Hooley	Joseph C. Antonellis	James S. Phalen
Salary, Bonus and 401(k) Match(1)	$0.00	$0.00	$0.00	$0.00	$0.00
Accrued Obligations for 2008 Bonus(2)	$0.00	$0.00	$0.00	$0.00	$0.00
Enhanced Pension Benefit	$0.00	$0.00	$0.00	$0.00	$0.00
Accelerated Vested Options Intrinsic Value(3)	$0.00	$0.00	$0.00	$0.00	$0.00
Accelerated Vested Stock Value	$0.58	$0.24	$0.35	$0.34	$0.21
Payout of Performance Awards(4)	$1.76	$0.78	$1.66	$1.37	$0.46
Other Benefits	$0.06	$0.05	$0.05	$0.04	$0.04
Total Value	$2.40	$1.07	$2.06	$1.75	$0.71
Tax Gross-up payment	$0.00	$0.00	$0.00	$0.00	$0.00

Note: Calculations assume a change of control occurred on February 17, 2009, and a termination entitling the executives to the specified benefits occurred on that date. The closing price of State Street stock on February 17, 2009 was $23.21 per share.

(1)	The reference to the 401(k) match is to the component of the lump-sum payment equal to three times the matching contribution made to the executive’s account under the Salary Savings Program.

(2)	The accrued obligation is equal to the bonus to be paid to each executive in March 2009 for the 2008 year. No named executive officer received a bonus for 2008.

(3)	Represents the difference between the closing price of State Street stock on December 31, 2008 and the exercise price of all unvested options that are accelerated upon a change of control.

(4)	Represents the value of unearned performance awards granted in 2007 and 2008.

Change in control payments at December 31, 2008. The amounts set forth in the following table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2008 State Street had a change of control and that immediately thereafter, but also on December 31, 2008, the executive was terminated, received a lump sum payment of all cash entitlements under the change of control agreement and benefited from acceleration of all equity awards accelerating upon the change of control. As of December 31, 2008, State Street was a participant in Treasury’s TARP capital purchase program and subject to the restrictions on golden parachute payments applicable to all participants in that program at that time. In general, for purposes of those restrictions, a golden parachute payment was a compensatory payment made on account of an applicable severance from employment. The TARP capital purchase program restriction then in effect generally limited the value of golden parachute payments to any one of our named executive officers to an amount less than three times the officer’s “base amount” determined under Section 280G of the Internal Revenue Code (generally the officer’s average annual compensation over the preceding five-year period). In the table, the full amounts payable for the various benefit components under the change of control agreements are reduced by an amount necessary so that the total amounts do not exceed the limit established by the TARP capital purchase program restriction.

Change of Control Benefit Components— December 31, 2008 (dollars in millions)	Ronald E. Logue	Edward J. Resch	Joseph L. Hooley	Joseph C. Antonellis	James S. Phalen
Salary, Bonus and 401(k) Match(1)	$26.58	$11.62	$16.50	$14.05	$10.09
Accrued Obligations for 2008 Bonus(2)	$7.86	$3.17	$4.73	$3.96	$2.81
Enhanced Pension Benefit(3)	$22.78	$7.08	$10.01	$13.03	$10.40
Accelerated Vested Options Intrinsic Value(4)	$0.00	$0.00	$0.00	$0.00	$0.00
Accelerated Vested Stock Value(5)	$2.67	$1.04	$1.55	$1.39	$0.97
Payout of Performance Awards(6)	$2.99	$1.32	$2.81	$2.32	$0.79
Other Benefits	$0.35	$0.25	$0.24	$0.23	$0.23
Reduction due to Statutory Limit	($27.74)	($14.33)	($21.86)	($25.16)	($13.76)
Total Value	$35.49	$10.15	$13.98	$9.82	$11.53
Tax Gross-up payment(7)	$0.00	$0.00	$0.00	$0.00	$0.00

Note: Calculations assume a change of control occurred on December 31, 2008, and a termination entitling the executives to the specified benefits occurred on that date. The closing price of State Street stock on December 31, 2008 was $39.33.

(1)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2008 rates, with bonuses each year at the bonus percentage applicable to 2007 applied to the 2008 rate of salary. The reference to the 401(k) match is to the component of the lump-sum payment equal to three times the matching contribution made to the executive’s account under the Salary Savings Program.

(2)

In early 2009, it was determined that no named executive officer would receive a bonus for 2008. However, at December 31, 2008, the 2008 bonus for each named executive was not yet determined. Under those circumstances, the change of control agreements provide that the applicable amount will be the most recently determined annual bonus—the 2007 bonus percentage in this case, applied to the 2008 base salary. That amount is therefore stated in the table.

(3)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2008 rates, with bonuses each year (at the bonus percentage applicable to 2007, applied to the 2008 salary rate) creditable in full for supplemental pension purposes.

(4)	Represents the difference between the closing price of State Street stock on December 31, 2008 and the exercise price of all unvested options that are accelerated upon a change of control.

(5)	Represents the value at December 31, 2008 of all shares of deferred stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control. For Mr. Logue, $1.7 million is normally scheduled to vest on February 15, 2009. For Mr. Resch, $0.6 million is normally scheduled to vest on February 15, 2009. For Mr. Hooley, $1.0 million is normally scheduled to vest on February 15, 2009. For Mr. Antonellis, $0.8 million is normally scheduled to vest on February 15, 2009. For Mr. Phalen, $0.6 million is normally scheduled to vest on February 15, 2009.

(6)	Represents the value of unearned performance awards granted in 2007 and 2008.

(7)	Under the terms of the restrictions applicable to State Street at December 31, 2008, as a participant in Treasury’s TARP capital purchase program, tax gross-up payments are prohibited.

Director Compensation Arrangements

Compensation

For the period April 2008 through May 2009, non-employee directors receive the following compensation:

■	Annual retainer—$75,000, payable at the director’s election in shares of State Street common stock or in cash;

■	Meeting fees—$1,500 for each Board and committee meeting attended, payable in cash;

■

A deferred common stock award in an amount equal to $110,000 divided by the closing price of the stock on the date awarded (April 30, 2008, for all directors serving on that date), together with additional stock amounts to reflect dividend and distribution amounts paid during deferral;

■	An additional annual retainer for the Lead Director of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

■	An additional annual retainer for the Examining and Audit Committee Chair of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

■	An additional annual retainer for each other Committee Chair of $15,000, payable at the director’s election in shares of State Street common stock or in cash; and

■

An additional annual retainer for each member of the Examining and Audit Committee, other than the Chair, of $10,000 payable at the director’s election in shares of State Street common stock or in cash.

Patrick de Saint-Aignan and Robert S. Kaplan, each elected to the Board of Directors in March 2009, will be entitled to a pro rata share of the annual retainer and deferred stock award for the April 2008 to May 2009 period. The pro-rated deferred stock award will be based on the closing price of State Street’s common stock on the date of award.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (i) on the date elected by the director, either the date of his or her termination of service on the Board or a future date specified, and (ii) in the form elected by the director as either a lump sum or in installment over a two- to ten-year period.

For this period, six directors elected to receive their annual retainers in cash, and all other directors elected to receive their annual retainers in shares of common stock. Eleven directors elected to defer all or a portion of their compensation under the plan. Messrs. de Saint-Aignan and Kaplan have not yet made elections as to the form or deferment of director compensation.

Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to all directors. The target level of stock ownership is the lesser of 10,000 shares of common stock or common shares worth at least $500,000. The value of those shares, is calculated by reference to the closing price of our common stock on the New York Stock Exchange on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Directors are credited with the value and number of all shares they beneficially own for purposes of the beneficial ownership table as well as all shares awarded as director compensation whether deferred, delayed or subject to vesting or other restrictions. There is a phase-in period of seven years to achieve these levels, with the first year commencing on the date of election as director. As of March 5, 2009, the stock ownership of each of our directors then serving on the Board exceeded the expected level of ownership under these guidelines or is consistent with a pro rated accumulation of shares which would, if continued, exceed the guidelines for those directors under the seven-year threshold. Messrs. de Saint-Aignan and Kaplan were elected to the Board on March 13, 2009 and do not, as of that date, beneficially own any shares of State Street’s common stock.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards4,[5] ($)	All Other Compensation[6] ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Tenley E. Albright[1]	$15,000	$0	—	$15,000
Kennett F. Burnes	$63,000	$195,000	—	$258,000
Peter Coym[2]	$105,250	$110,000	—	$215,250
Nader F. Darehshori[2]	$121,750	$110,000	—	$231,750
Patrick de Saint-Aignan[3]	$0	$0	—	$0
Amelia Fawcett	$39,000	$185,000	—	$224,000
Arthur L. Goldstein[1]	$27,500	$0	—	$27,500
David P. Gruber[2]	$165,875	$110,000	—	$275,875
Linda A. Hill[2]	$89,250	$110,000	$14,863	$214,113
Robert S. Kaplan[3]	$0	$0	—	$0
Charles R. LaMantia[2]	$171,000	$110,000	—	$281,000
Maureen Miskovic[4]	$10,875	$0	—	$10,875
Richard P. Sergel[2]	$125,000	$110,000	$25,553	$260,553
Ronald L. Skates	$52,500	$195,000	$26,211	$273,711
Gregory L. Summe	$31,500	$225,000	—	$256,500
Diana C. Walsh[1]	$13,500	$0	—	$13,500
Robert E. Weissman	$40,500	$185,000	—	$225,500

[1]	Ms. Albright, Mr. Goldstein, and Ms. Walsh retired from the Board of Directors in April 2008.

[2]	Annual retainer was paid in cash.

[3]	Patrick de Saint-Aignan and Robert S. Kaplan were elected to be Board of Directors in March 2009.

[4]	Ms. Miskovic resigned from the Board of Directors in April 2008 and was then appointed Executive Vice President and Chief Risk Officer of State Street Corporation.

[5]

Mr. Burnes and Mr. Skates received shares of stock valued at $10,000 in payment of their Examining and Audit Committee member retainer. Mr. Summe received shares of stock valued at $25,000 in payment of his Lead Director retainer. Mr. Summe also received shares of stock valued at $15,000 in payment of his Nominating and Corporate Governance Committee Chair retainer.

[6]

For the April 2008—March 2009 Board year, directors received 1,524 shares of stock valued at $110,000 for the annual equity award; directors also received 1,039 shares of stock valued at $75,000 for their annual retainer, except for those who elected to take their annual retainer in cash. These shares were valued based on the per share closing price of our common stock on the New York Stock Exchange on April 30, 2008 of $72.14.

[7]

Perquisites that Ms. Hill, Mr. Sergel, and Mr. Skates received in 2008 include life insurance coverage paid for by State Street ($363 for Ms. Hill, $553 for Mr. Sergel, and $1,211 for Mr. Skates). Matching charitable contributions were made in the name of Ms. Hill, Mr. Sergel, and Mr Skates under State Street’s matching gift program available to all directors ($14,500 for Ms. Hill and $25,000 for Messrs. Sergel and Skates). The amount of perquisites and other personal benefits for all other directors has not been itemized because the total did not exceed $10,000.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items also require pre-approval. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules).

Audit and Non-Audit Fees

Ernst & Young LLP was State Street’s independent auditor for the fiscal year ended December 31, 2008. Fees owed by State Street and its subsidiaries for professional services rendered by Ernst & Young with respect to 2008 and 2007 were as follows:

Description	2008	2007
	(In Millions)
Audit Fees	$12.8	$11.2
Audit-Related Fees	2.6	1.4
Tax Fees	5.0	4.0
All Other Fees	.4	—

Services provided under Audit Fees included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of audits of employee benefit plans, non-statutory audits, audits of certain foreign-sponsored mutual funds, due diligence procedures and reports on the processing of transactions by servicing organizations. Services provided under Tax Fees consisted principally of expatriate, compliance, and corporate tax advisory services. Services provided under all other fees consisted of advisory services related to the BASEL II capital adequacy framework.

In addition to the services described above, Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining and Audit Committee

The Examining and Audit Committee (the “Committee”) furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008 and their assessment of internal control over financial reporting as of December 31, 2008. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2008, be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair

Kennett F. Burnes

David P. Gruber

Ronald L. Skates

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. One director, Mr. Darehshori, was inadvertently late in filing a report of one transaction involving the purchase of shares in a discretionary brokerage account. This transaction was effected without the prior knowledge of Mr. Darehshori by a fully discretionary investment manager. Due to an administrative error, one executive officer, Mr. Malerba, was late in filing one report of one transaction involving the receipt of a deferred stock award granted pursuant to State Street’s 2006 equity incentive plan. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers (it has no 10% beneficial owners) otherwise complied with all reporting requirements applicable to them with respect to transactions in 2008.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2010 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before December [•], 2009.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely a notice with respect to the 2010 annual meeting must be delivered to the Secretary of

State Street no earlier than February 19, 2010 and no later than March 21, 2010 unless the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2009 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary of the Company, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

Appendix A

Articles of Amendment

State Street Corporation, having a registered office at 155 Federal Street, Boston, Massachusetts 02110, certifies as follows:

FIRST, Article 6 of the Restated Articles of Organization, as amended, of the corporation is amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on [date] by the board of directors and by the shareholders in the manner required by law and the Articles of Organization.

THIRD, the specific text of the amendments effected by this Amendment is as follows:

Article 6 is amended to add the following at the end thereof:

“The by-laws of the Corporation may, but are not required to, provide that in a meeting of shareholders other than a Contested Election Meeting (as defined below), a nominee for director shall be elected to the board of directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting sent pursuant to the Corporation’s bylaws (the “Determination Date”); provided, however, that if in accordance with the Corporation’s by-laws, shareholders are entitled to make nominations during a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period.”

FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.

FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series, of stock, or change a designation of any class or series of stock.

The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by

(Please check appropriate box)

■	Chairman of the board of directors,

■	President,

■	Other officer,

■	Court-appointed fiduciary,

on this [            ] day of [            ], 2009.

Majority Vote By-law Amendment

Article I, Section 5 of the Amended and Restated By-laws of State Street Corporation shall be replaced in its entirety with the following: (Note: In order to make the amendment to the following provisions clearer, the text added has been underlined and made bold, and the text deleted has been marked with a strikethrough.)

A-1

SECTION 5. Action at a Meeting. Unless otherwise provided by law, or in the articles of organization, these by-laws or, to the extent authorized by law, a resolution of the Board of Directors requiring satisfaction of a greater quorum requirement for any voting group, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter. Though less than such a quorum be present, any meeting may without further notice be adjourned to a subsequent date or until a quorum be had, and at any such adjourned meeting any business may be transacted which might have been transacted at the original meeting. As used in these by-laws, a voting group includes all shares of one or more classes or series that, under the articles of organization or the Massachusetts Business Corporation Act, as in effect from time to time (the “MBCA”), are entitled to vote and to be counted together collectively on a matter at a meeting of shareholders.

If a quorum of a voting group exists, favorable action on a matter, other than the election of a member of the Board of Directors, is taken by a voting group if the votes cast within the group “for” the action exceed the votes cast “against” the action, unless a greater number of affirmative votes is required by law, the articles of organization, these by-laws or, to the extent authorized by law, a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups. Other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. In a Contested Election Meeting, when a quorum is present, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. For purposes of this Section 5, “abstentions,” “broker non-votes” and “withheld votes” shall not be counted as a vote “for” or “against” a matter or election. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the corporation’s first notice to shareholders of such meeting sent pursuant to Section 4 of this Article I (the “Determination Date”); provided, however, that if in accordance with Section 7 of this Article I, shareholders are entitled to make nominations during a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period.

Except as otherwise provided by law or by the articles of organization, each outstanding share entitled to vote on any matter shall have one vote for each such share held of record according to the records of the corporation, and a proportionate vote for any fractional share so held, on each matter voted on at a shareholder meeting. To the extent permitted by law, shareholders may vote either in person or by proxy. The delivery of a proxy on behalf of a shareholder consistent with telephonic or electronically transmitted instructions obtained pursuant to procedures of the corporation reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution and delivery of the proxy by or on behalf of the shareholder. Except to the extent permitted by law, no proxy dated more than eleven months before the meeting named therein shall be valid, and unless otherwise expressly limited by its terms, a proxy shall entitle the holder or holders of the proxy to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if authorized by or on behalf of any one of them unless at or prior to the exercise of the proxy the corporation receives written (including by electronic transmission as provided above in this paragraph) notice to the contrary from any one of them. A proxy purporting to be authorized by or on behalf of a shareholder, if accepted by the corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving its invalidity shall rest on the challenger.

Any election of directors by shareholders and the determination of any other action to come before a meeting of shareholders shall be by ballot if so requested by any shareholder at the meeting entitled to vote thereon but need not be otherwise.

A-2

Appendix B

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

as Amended and Restated

1.	DEFINED TERMS; EFFECTIVE DATE

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms. The Plan shall take effect on the Effective Date.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan, determine eligibility for and grant or cancel Awards; determine, modify or waive the terms and conditions, size, or type of any Award, prescribe forms, rules and procedures, and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The number of shares of Stock available for delivery in satisfaction of Awards under the Plan shall be determined in accordance with this Section 4(a).

(1) Subject to Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 37,000,000 plus the number (not to exceed 8,000,000) of unused Prior Plan shares. For purposes of the preceding sentence, shares of Stock shall be unused Prior Plan shares (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. The number of shares of Stock delivered in satisfaction of an Award shall be, for purposes of the first sentence of this Section 4(a)(1), the number of shares of Stock subject to the Award reduced by the number of shares of Stock (a) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, or (b) awarded under the Plan as Restricted Stock but thereafter forfeited, or (c) made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares.

(2) To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. Subject to Section 7(b), the maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year shall each be 2,000,000, and the maximum number of shares subject to other Awards granted to any person in any calendar year shall be 2,000,000 shares. The provisions of this Section 4(c) shall be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after May 19, 2019, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except for gratuitous transfers (i.e., transfers for no consideration) to the extent permitted by the Administrator, other Awards may be transferred other than by will or the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Subsidiaries, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Subsidiary to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the shareholders of the Company held in 2014 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Section 409A Exemption. Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.

(3) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable shareholder approval requirements of the New York Stock Exchange. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A.

(4) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under Section 6(b)(3)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(c) Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines. Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a shareholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

(5) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Change in and Distributions With Respect to Stock; Other Adjustments

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to shareholders other than those provided for in Section 7(a) and 7(b)(1), material changes in law or accounting practices, principles, or interpretations, mergers, consolidations, acquisitions, dispositions, or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

(c) Change in Control Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

(1) Acceleration of Stock Options and SARs; Effect on Other Awards. All Stock Options and SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall (prior to application of the provisions of Section 7(a), above, in the case of a Change of Control that also constitutes a Covered Transaction) become exercisable to the full extent of the original grant, all shares of Restricted Stock which are not otherwise vested shall vest, and holders of Performance Awards granted hereunder as to which the relevant performance period has not ended as of the date such Change of Control is determined to have occurred shall be entitled at the time of such Change of Control to receive a cash-out with respect to each Performance Award in the amount and in a form described in Section 7(a)(2).

(2) Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment. After a Change of Control, Stock Options and SARs granted under Section 7(a)(1) as substitution for existing Awards shall remain exercisable following a termination of employment or other service relationship (other than termination by reason of death, disability (as determined by the Company) or retirement (as defined in the Award)) for the lesser of (i) a period of seven (7) months, or (ii) the period ending on the latest date on which such Stock Option or SAR could otherwise have been exercised.

(3) Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor The Board may impose additional conditions upon exercise or otherwise amend or restrict any Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

(d) Section 409A. Notwithstanding the foregoing provisions of this Section 7, Awards subject to and intended to satisfy the requirements of Section 409A shall be construed and administered consistent with such intent.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

(c) Special Terms for Non-U.S. Participants. The Administrator may establish special rules under the Plan (which may be, but need not be, consistent with the rules applicable to Participants and Awards generally) for Awards to Participants who are or are expected to be employed by or otherwise providing services outside the United States or to a non-U.S. Subsidiary, provided, that no such rules shall be established without the approval of the shareholders of the Company to the extent they would be ineffective without such shareholder approval if accomplished as an amendment to the Plan pursuant to Section 9.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Executive Compensation Committee or, if the Board so determines, another committee of the Board, except that the Executive Compensation Committee or such other committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power and authority to grant or to allocate, consistent with the requirements of Chapter 156D of the Massachusetts General Laws and subject to such limitations as the Executive Compensation Committee or such other committee may impose, Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. If the Executive Compensation Committee or such other committee includes members who are not “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or “outside directors” within the meaning of paragraph (4)(c)(i) of Section 162(m), it shall act and shall be deemed to have acted, in any case where it would be required to do so with respect to Awards to directors or executive officers of the Company to ensure exemption under Rule 16b-3 or Section 162(m), through a subcommittee consisting solely of its non-employee and outside director members.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Change in Control”: Any of the following:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

provided, that, to the extent necessary to ensure compliance with the requirements of Section 409A, where applicable, an event described above shall be treated as a Change in Control only if it also constitutes or results in a change in ownership or control of the Company, or a change in ownership of assets of the Company, described in Section 409A.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall include, as determined by the Administrator, a reference to applicable regulations and Internal Revenue Service guidance with respect to such provision.

“Company”: State Street Corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Effective Date”: The date on which the shareholders of the Company approve the Plan.

“Employee”: Any person who is employed by the Company or a Subsidiary.

“Employment”: A Participant’s employment or other service relationship with the Company and its Subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Subsidiaries. If a Participant’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary unless the Participant transfers Employment to the Company or its remaining Subsidiaries.

“Executive Compensation Committee”: The Executive Compensation Committee of the Board.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO. No ISO shall be exercisable beyond ten years from the date of grant.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenue; assets; expenses; expense control; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital or capital ratios; one or more operating ratios; operating leverage; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The State Street Corporation 2006 Equity Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The State Street Corporation 1997 Equity Incentive Plan as amended and in effect prior to the Effective Date.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: The Common Stock of the Company, par value $1 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Subsidiary”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for a Subsidiary, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Administrator a corporation or other entity shall be treated as a Subsidiary only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Appendix C

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or

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services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

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State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

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STATE STREET CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote in favor of Items 1-5 and against Item 6. Vote On Directors
Item 1-	To elect 13 Directors			☐	☐	☐
Nominees for Director:
	01) K. Burnes 02) P. Coym 03) P. de Saint-Aignan 04) A. Fawcett 05) D. Gruber 06) L. Hill 07) R. Kaplan	08) C. LaMantia 09) R. Logue 10) R.Sergel 11) R. Skates 12) G. Summe 13) R. Weissman

									For	Against	Abstain

							4. To approve a non-binding advisory proposal on executive compensation;		☐	☐	☐

Vote On Proposals				For	Against	Abstain	5. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2009; and		☐	☐	☐

2.	To approve amendments to State Street’s articles of organization and by-laws changing the shareholder quorum and voting requirements, including the adoption of a majority vote standard for uncontested elections of directors;			☐	☐	☐	6. To vote on a shareholder proposal.		☐	☐	☐

3.	To approve the amended and restated 2006 equity incentive plan to, among other things, increase by 17 million the number of shares of our common stock that may be delivered in satisfaction of awards under the plan;			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

Shareholder NOTE: Please sign exactly as your name appears hereon

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

DEAR SHAREHOLDER:

We cordially invite you to attend the 2009 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 20, 2009, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

Ronald E. Logue Chairman and Chief Executive Officer

PLEASE NOTE: Shareholders should be aware of the security measures at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification acceptable to our security personnel such as a driver’s license or passport. Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11230

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 20, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, S. Kelley MacDonald and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on May 20, 2009 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the thirteen nominees, FOR Items 2 through 5 and AGAINST Item 6.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)